Exhibit 10.19

EDGEWATER OFFICE PARK
701 Edgewater Drive
Wakefield, MA  01880

OFFICE LEASE

EPSILON DATA MANAGEMENT, LLC, as Tenant

EDGEWATER OFFICE PARK
701 Edgewater Drive
 Wakefield, MA 01880

LEASE dated August 16, 2011

ARTICLE I

REFERENCE DATA
1.1 SUBJECTS REFERRED TO

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article I.

LANDLORD:	601 Edgewater LLC, a Delaware limited liability company

LANDLORD'S ADDRESS:	c/o 225 Wyman Street Waltham, Massachusetts 02451- 1209 Attention: Real Estate Manage

TENANT:	EPSILON DATA MANAGEMENT, LLC, a Delaware limited liability company

TENANT'S NOTICE ADDRESS:
601 Edgewater Drive, Mailstop 5/M06
Wakefield, MA 01880
Attention: Sr. Director, Real Estate and Facilities

With copies to:

ADS Alliance Data Systems, Inc.
7500 Dallas Parkway, Suite 700
Plano, TX  75024
Attn: General Counsel, Epsilon

PREMISES ADDRESS:	701 Edgewater Drive Wakefield, Massachusetts 01880

601 LEASE	The certain Lease between Landlord and Tenant, dated as of July 30, 2002, as amended, for the lease of space at 601 Edgewater Drive, Wakefield, Massachusetts 01880 (the "601 Building")

ESTIMATED TERM COMMENCEMENT DATE:	September 1, 2011

TERM COMMENCEMENT DATE:	As defined in Section 2.4.

TERM EXPIRATION DATE:	December 31, 2020, subject to extension as set forth in Section 2.4.1

ANNUAL FIXED RENT:
Period	Annual Fixed Rent	Monthly Fixed Rent	Rent Per Square Foot of Premises Rentable Floor Area
Term Commencement Date - 12/31/2014
1/1/2015 - 12/31/2018
1/1/2019 - 12/31/2020

*These amounts assume that the Term Commencement Date is the same for all portions of the Premises, but the actual amounts of Annual Fixed Rent and Monthly Fixed Rent at the beginning of the Term may be less if the Term Commencement Date has not yet occurred for the Second Floor Premises pursuant to the provisions of this Lease.

If the Second Floor Premises Commencement Date (hereinafter defined) occurs after the Term Commencement Date, installments of Annual Fixed Rent for the Second Floor Premises will be at the rate then in effect for the rest of the Premises. Notwithstanding anything to the contrary contained in this Lease, provided that no uncured monetary default under this Lease beyond any applicable notice and cure period exists at the time of the abatement, Tenant shall be entitled to an abatement of monthly installments of Annual Fixed Rent and Additional Rent with respect to the (i) First Floor Premises for the period ending on the later of (A) December 1, 2011, or (B)the date which is three (3) months after the delivery of the First Floor Premises to Tenant for Tenant's Initial Construction in accordance with this Lease (the "F.F.P. Construction Period Rent Abatement"), and (ii) Second Floor Premises for the three (3) month period beginning on the Second Floor Premises Commencement Date (the "S.F.P. Construction Period Rent Abatement"). Notwithstanding anything to the contrary contained in this Lease, provided that no uncured monetary default under this Lease beyond any applicable notice and cure period exists at the time of the abatement, Tenant shall be entitled to an abatement of monthly installments of Annual Fixed Rent with respect to the (i) First Floor Premises for the three (3) month period beginning immediately following the end of the F.F.P. Construction Period Rent Abatement, and (ii) Second Floor Premises for the three (3) month period immediately following the S.F.P. Construction Period Rent Abatement.

BASE OPERATING EXPENSES PER SQUARE FOOT OF RENTABLE FLOOR AREA:	Annual Operating Expenses per square foot of Rentable Floor Area for the calendar year 2012, adjusted to reflect occupancy

BASE TAXES PER SQUARE FOOT OF RENTABLE FLOOR AREA:	Landlord's Taxes per square foot of Rentable Floor Area for the fiscal year 2012 (July 1, 2011 — June 30, 2012.

IMPROVEMENT ALLOWANCE:	per square foot of Rentable Floor Area of the First Floor Premises ( ). per square foot of Rentable Floor Area of the Second Floor Premises ( ).

LAND:	The land upon which the Building is situated including parking areas, garages, drives, walks, landscaped areas and other common areas serving the Building.

PROPERTY:	The Land, Building and all other improvements on the Land.

COMPLEX:
A two-building project comprised of the Building and the 601 Building and all other buildings owned by Landlord or its affiliates from time to time on the Edgewater Office Park, including without limitation the buildings known as 301 and 401 Edgewater Place.

BUILDING:	The entire building known and numbered as 701 Edgewater Drive, Wakefield, Massachusetts 01880 and all other improvements on the Land.

RENTABLE FLOOR AREA OF BUILDING:	Conclusively agreed to be 157,837 square feet.

FIRST FLOOR PREMISES:	The space delineated on Exhibit A-1.

SECOND FLOOR PREMISES:	The space delineated on Exhibit A-2.

PREMISES:	The total space delineated on Exhibit A-1 and A-2

RENTABLE FLOOR AREA OF FIRST FLOOR PREMISES, SECOND FLOOR PREMISES, AND PREMISES:
The First Floor Premises is conclusively agreed to be 15,120 square feet located on the First Floor of the Building. The Second Floor Premises is conclusively agreed to be 16,582 square feet located on the second floor of the Building. The Premises is conclusively agreed to be 31,702 square feet and is comprised of the First Floor Premises and the Second Floor Premises

PERMITTED USES:	General Office Uses

COMMERCIAL GENERAL LIABILITY INSURANCE:

BROKER:	FHO Partners, LLC and Wyman Street Advisors

TENANT'S AUTHORIZED REPRESENTATIVE:	Richard J. Corrigan

1.2 EXHIBITS

The following is a list of Exhibits attached to this Lease.

Exhibit A-1:  Plan of First Floor Premises
Exhibit A-2:  Plan of Second Floor Premises
Exhibit B:  Tenant's Initial Construction
Exhibit C-1  Landlord's Cleaning Specifications
Exhibit C-2  Heat and Air Conditioning Specifications
Exhibit D:  Confirmation of Lease Commencement

ARTICLE II

PREMISES; TERM; RENT

2.1 PREMISES AND EXCLUSIONS

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises. The Premises exclude parking areas, common areas and facilities of the Building, including without limitation exterior faces of exterior walls, the common stairways and stairwells, entranceways and any lobby and courtyard areas, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving other parts of the Building (exclusively or in common) and other common areas and facilities. If the Premises include less than the entire rentable area of any floor, then the Premises also exclude the common corridors, elevator lobby and toilets located on such floor.

This Lease is subject to all easements, restrictions, agreements, and encumbrances of record to the extent in force and applicable. Landlord represents that such title matters do not and will not materially affect Tenant's use of the Premises as permitted under this Lease.

            2.1.1

2.2 APPURTENANT RIGHTS

Tenant shall have, as appurtenant to the Premises, rights to use in common (subject to reasonable rules of general applicability to tenants and other users of the Building from time to time made by Landlord of which Tenant is given written notice): (a) the common lobbies, corridors, stairways, elevators and loading platform, and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others; (b) common driveways and walkways necessary for access to the Building; (c) if the Premises include less than the entire rentable floor area of any floor, the common toilets, corridors and elevator lobby on such floor and serving the Premises; (d) the roof of the Building for telecommunications antennae and Tenant's Supplemental AC System (hereinafter defined); and (e) the parking areas, which shall at all times permit unreserved parking for Tenant at a ratio of 3.6 spaces per 1,000 square feet of Rentable Floor Area of the Premises, and facilities serving the Building from time to time intended for general use by Tenant, other Building tenants, and visitors, subject to reasonable non-discriminatory rules from time to time made by Landlord of which Tenant is given notice. Tenant shall have the right, in common with all other tenants of the Building, to use the parking areas serving the Building without charge, on a first come, first served basis. Nothing contained in the Lease shall prohibit or otherwise restrict Landlord from changing, from time to time, without notice to Tenant, the location, layout or type of the forgoing common areas and facilities, provided that Landlord shall not substantially reduce the number of parking spaces available for use of tenants of the Building.

2.3 RESERVATIONS

Landlord reserves the right from time to time, with telephonic notice and without unreasonable (except in emergency) interruption of Tenant's use: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or the Building and (b) to alter or relocate any other common facility, including without limitation any lobby and courtyard areas. Installations, replacements and relocations referred to in clause (a) above shall be located as far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises. Landlord shall provide Tenant with reasonable prior notice of any such installation, replacement or relocation and shall use reasonable efforts to schedule the making thereof so as to minimize, to the extent practicable, the interference with Tenant's business operations.

2.4 TERM

(a)  If the Term Commencement Date is a date certain agreed upon by the parties at the time of execution of this Lease, the Term Commencement Date shall be as set forth in Section 1.1 and the Term shall begin at 12:01 a.m. on such date and shall end at 12:00 midnight on the Term Expiration Date set forth in Section 1.1 or on such earlier date pursuant to the provisions of this Lease; otherwise, the following provisions shall govern.

(b)  If the Term Commencement Date is not a date certain, the Term shall begin at 12:01 a.m. on the date which is the earlier of (i) the date which is three (3) months after the Premises are delivered to Tenant free of all tenancies and occupants for Tenant's Initial Construction under Exhibit B, or (ii) the date on which Tenant first commences beneficial use of the Premises for the conduct of its business (the "Term Commencement Date"), and shall end at 12:00 midnight on the Term Expiration Date set forth in Section 1.1,or earlier terminated pursuant to the provisions of this Lease.

(c)  If Landlord does not deliver the Second Floor Premises to Tenant on or before September 1, 2011 free of all tenancies and occupants, then the Term Commencement Date for the Second Floor Premises, only, shall be the date which is the earlier of (i) the date which is three (3) months after the Second Floor Premises are delivered to Tenant free of all tenancies and occupants for Tenant's Initial Construction under Exhibit B, or (ii) the date on which Tenant first commences beneficial use of the Premises for the conduct of its business (the "Second Floor Premises Commencement Date") and shall end at 12:00 midnight on the Term Expiration Date set forth in Section 1.1 or on such earlier date pursuant to the provisions of this Lease.

Upon request by Landlord, Tenant shall execute documentation setting forth the Term Commencement Date (and Second Floor Premises Commencement Date, if applicable) and other matters in the form attached as Exhibit D, which shall be binding upon Landlord and Tenant when executed by both parties.

(d)  Subject to delay caused by Force Majeure, as such term in defined in Section 4.2, or caused by action or inaction of Tenant, Landlord shall endeavor, in good faith, to have the Premises ready for Tenant's Initial Construction on the Estimated Term Commencement Date. Landlord's failure to have the Premises ready for Tenant's Initial Construction on the Estimated Term Commencement Date, for any reason, shall not give rise to any liability of Landlord hereunder, shall not constitute Landlord's default, shall not affect the validity of this Lease, and shall have no effect on the beginning or end of the Term as otherwise determined hereunder or on Tenant's obligations associated therewith.

(e)  Notwithstanding the foregoing, in the event that for any reason Landlord does not deliver the Second Floor Premises on or before Nov ember 1, 2011, Tenant shall have the right, by written notice given to Landlord before November 15, 2011 and subject to the provisions of this paragraph, to terminate this Lease with respect to (i) the Second Floor Premises only, or (ii) the entire Premises, effective as of December 1, 2011 (the "Outside Termination Date"), and neither Tenant nor Landlord shall have any further obligations hereunder except as specifically set forth in this Lease.

2.4.1

2.5 ANNUAL FIXED RENT

Tenant covenants and agrees to pay the Annual Fixed Rent in Section 1.1 to Landlord in advance in equal monthly installments (subject to the application of the abatement set forth in Section 1.1) commencing on the Term Commencement Date or the Second Floor Premises Commencement Date, as applicable, (if not the first day of a month) and thereafter on the first day of each calendar month during the Term. All payments shall be due without billing or demand and without deduction, setoff or counterclaim, except as otherwise provided in this Lease. Tenant shall make payment for any portion of a month at the beginning or end of the Term. All payments shall be payable to Landlord at Landlord's address, as specified in Section 1.1, or to such other entities at such other places as Landlord may from time to time designate.

Without limiting the foregoing, except as expressly set forth in this Lease, Tenant's obligation so to pay Rent (as hereinafter defined) shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant's use, or any casualty or taking, or any failure by Landlord to perform any covenant contained herein, or any other occurrence except as otherwise provided expressly in this Lease; and, except as expressly set forth in this Lease, Tenant waives all rights now or hereafter existing to terminate or cancel this Lease or quit or surrender the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover Rent.

2.6 ADDITIONAL RENT - OPERATING EXPENSES AND TAXES

2.6.1 ADDITIONAL RENT - GENERAL COVENANT. Tenant covenants and agrees to pay to Landlord, as "Additional Rent",(i) an amount equal to the product of (a) the Rentable Floor Area of the Premises and (b) the excess (if any) of Landlord's Operating Expenses per square foot of Rentable Floor Area of the Building over Base Operating Expenses per square foot of Rentable Floor Area of the Building, (ii) an amount equal to the product of (a) the Rentable Floor Area of the Premises and (b) the excess (if any) of Landlord's Taxes per square foot of Rentable Floor Area of the Building over Base Taxes Per Square Foot of Rentable

Floor Area of the Building provided that if less than the Total Rentable Floor Area of the Building is occupied at any time during such period, Landlord may extrapolate those variable components of Landlord's Operating Expenses (i.e., those components that vary based on the level of occupancy of the Building) and Landlord's Taxes as though the Total Rentable Floor Area of the Building had been    occupied at all times during such period, and (iii) any other charges payable by Tenant to Landlord under this Lease. The term "Rent" as used in this Lease shall mean Annual Fixed Rent and Additional Rent as set forth in this Lease. Appropriate adjustments shall be made for any portion of a year at the beginning or end of the Term.

2.6.2 PAYMENT. Additional Rent for Operating Expenses and Taxes under this Section 2.6 shall be paid for any portion of a month following the Term Commencement Date and thereafter in monthly installments on the first day of each calendar month in amounts reasonably estimated by Landlord for the then current calendar year. Landlord may from time to time revise such estimates based on available information relating to Landlord's Operating Expenses and Taxes or otherwise affecting the calculation hereunder. Within ninety (90) days after the end of each calendar year, Landlord will provide Tenant with an accounting of Landlord's Operating Expenses and Taxes and other data necessary to calculate Additional Rent hereunder for such calendar year prepared in reasonable "line item" detail, and consistently maintained from year to year in accordance with generally accepted accounting principles. Upon issuance thereof, there shall be an adjustment between Landlord and Tenant for the calendar year covered by such accounting to the end that Landlord shall have received the exact amount of Additional Rent due hereunder. Any overpayments by Tenant hereunder shall be (a) credited against the next payments of Annual Fixed Rent and Additional Rent due under this Section 2.6  or (b) refunded in cash to Tenant if the overpayment relates to the calendar year in which the Term ends, provided there are no outstanding amounts due Landlord under this Lease at such time. Any underpayments by Tenant shall be due and payable within thirty (30) days of delivery of Landlord's statement. With respect to the calendar year in which the Term ends, the adjustment shall be pro rated for the portion of the year included in the Term, but shall take place nevertheless at the times provided in the preceding sentences. Landlord may revise its accounting of Landlord's Operating Expenses and Taxes until, but not after, the last day of the next calendar year after the calendar year covered by the accounting and in such event there shall be a further credit or payment as set forth above. In the event of any such revision after Tenant's audit rights under Section 2.6.6 have expired, Tenant shall have the right, for thirty (30) days, following receipt of the revised accounting, to review Landlord's books and records relevant to the revision and dispute the revision in accordance with Section 2.6.6.

2.6.3"LANDLORD'S OPERATING EXPENSES" - DEFINITION. "Landlord's Operating Expenses" means all customary costs of Landlord in owning, servicing, operating, managing, maintaining, and repairing the Building, Land, and all improvements thereon and providing services to tenants including, without limitation, the costs of the following: (i) supplies, materials and equipment purchased or rented that are not considered capital items, total wage and salary costs paid to, and all contract payments made on account of, all persons (excluding executives and senior management above the level of facilities general manager) engaged in the operation, maintenance, security, cleaning and repair of the Building and Land, including Social Security, old age and unemployment taxes and reasonable so-called "fringe benefits"; (ii) building services furnished to tenants of the Building at Landlord's expense (including the types of services provided to Tenant pursuant to Section 4.1 hereof) and maintenance and repair of and services provided to or on behalf of the Building performed by Landlord's employees or by other persons under contract with Landlord; (iii) utilities consumed and expenses incurred in the operation, maintenance and repair of the Building including, without limitation, oil, gas, electricity to the extent not directly reimbursed by Tenant or other tenants (and excluding all electricity to tenants in their premises if Tenant is directly responsible for payment under this Lease on account of electricity consumed by Tenant), water, sewer and snow removal; (iv) casualty, liability and other insurance of types customarily carried by institutional owners of comparable properties or required by any mortgagee, and unreimbursed costs incurred by Landlord without fault by Landlord or any tenant which are subject to a reasonable insurance deductible; (v) costs of operating any cafeteria, other food service facility, or physical fitness facility for use of tenants generally (net of all income derived therefrom); and (vi) management fees not to exceed    of gross rental income. If Landlord, acting reasonably, installs a new or replacement capital item for the purpose of complying with any building code or other law, regulation, or legal requirement (but only to the extent not in effect or generally enforced as of the date of this Lease), complying with requirements of any insurer, to meet any government mandated energy efficiency standards, or otherwise reducing costs for the operation of the Building, the cost of such item amortized on a straight line basis over such item's useful life with interest at the rate equal to the "Prime Rate" (as published in the Wall Street Journal or comparable financial publication reasonably selected by Landlord) shall be included in Landlord's Operating Expenses (but if the item is for the purpose of reducing costs of operations, no more than the estimated savings).

Landlord's Operating Expenses shall not include (i) any costs or expenses incurred by Landlord in the construction and development of the Building or other buildings in the Complex including construction for tenants; (ii) payments of principal, interest or other charges on mortgages; (iii) salaries of executil es or principals of Landlord (except as the same may be reflected in the management fee for the Building or attributable to actual Building operations); (iv) costs incurred in connection with the making of repairs or replacements which are the obligation of another tenant or occupant of the Building or relate to the maintenance or repair of unoccupied tenant space; (v) advertising, marketing, promotional, public relations or brokerage fees, commissions or expenditures; (vi) interest or penalties for any failed payments by Landlord under any contract or agreement; (vii) costs (including, within limitation, attorneys' fees and disbursements) incurred in connection with any judgment, settlement or arbitration award resulting from any negligence or willful misconduct of Landlord or its agents; (viii) costs of electricity or utilities furnished directly to any premises of other tenants of the Building where such utility is separately metered to the Premises or Tenant pays a separate charge therefor; (ix) costs incurred in connection with Landlord's preparation, negotiation, dispute resolution and/or enforcement of leases, including court costs and attorneys' fees and disbursements in connection with any summary proceeding to dispossess any other tenant, or incurred in connection with disputes with prospective tenants, leasing agents, purchasers or mortgagees; (x) costs of repairs, restoration or replacements occasioned by fire or other casualty in excess of reasonable insurance deductible amounts (but such deductible amounts shall be excluded also if the fire or casualty is the fault of Landlord or any tenant), or caused by the exercise of the right of eminent domain; legal and other professional fees relating to matters which are excluded from Operating Expenses for the Building; (xii) the cost to make improvements, alterations and additions to the Building which are required in order to render the same in compliance with laws, rules, orders, regulations and/or directives as in effect and generally enforced as of the date of this Lease; (xiii) the cost of environmental monitoring, compliance, testing and remediation performed in, on, about and around the Building or the Land except as provided in Section 5.2 hereof; (xiv) depreciation; (xv) amounts other than the management fee specified above paid to subsidiaries or affiliates of Landlord for services rendered to the Building to the extent such amounts exceed the competitive costs for delivery of such services were they not provided by such related parties; (xvi) management, administrative or similar costs of any association of which the Building or the Complex is a part other than reasonable costs for actual services provided by third parties not affiliated with Landlord for office park common expenses such as landscaping and maintenance and repair of roadways and signage; and (xvii) expenditures for new or replacement capital items other than those which are permitted above. Also, in no event shall the total amount of all "Controllable Operating Expenses" for any calendar year after 2011 (adjusted to     occupancy) exceed    of the total amount of Controllable Operating Expenses for the prior calendar year, adjusted to    occupancy, and further no new cost items shall be included in Operating Expenses subsequent to December 31, 2012 unless (i) the cost item is approved by Tenant, (ii) Base Operating Expenses are adjusted to include a reasonable estimate of the cost of the item as if it was provided during calendar year 2012, or (iii) the item is required to comply with any building code, or other law, regulation or legal requirement to the extent not in effect or generally enforced on the date of this Lease. Landlord shall have no obligation to provide any new service or facility not provided in calendar year 2012 under this Lease unless the cost thereof is approved by Tenant under (i) or is described in (iii) above. "Controllable Operating Expenses" shall mean all costs included in Operating Expenses other than utilities, taxes, insurance, snow removal, union wages, and costs approved by Tenant (such approval not to be unreasonably withheld, conditioned or delayed) to comply with any building code or other law, regulation, or legal requirement to the extent not in effect or generally enforced on the date of this Lease.

2.6.4"LANDLORD'S TAXES" - DEFINITION. "Landlord's Taxes" means all taxes, assessments and similar charges assessed or imposed on the Land for the then current fiscal year by any governmental authority attributable to the Building and the parking garage (including personal property associated therewith). The amount of any special taxes, special assessments and agreed or governmentally imposed "in lieu of tax" or similar charges shall be included in Landlord's Taxes for any year but shall be limited to the amount of the installment of such special tax, special assessment or such charge required to be paid during or with respect to the year in question. Landlord's Taxes include expenses, including fees of attorneys, appraisers and other consultants, incurred in connection with any efforts to obtain abatements or reduction or to avoid increases in Landlord's Taxes for any year wholly or partially included in the Term, whether or not successful and whether or not such efforts involved filing of actual abatement applications or initiation of formal proceedings. Landlord's Taxes exclude income taxes of general application and all estate, succession, inheritance and transfer taxes. If at any time during the Term there shall be assessed on Landlord, in addition to or lieu of the whole or any part of the ad valorem tax on real or personal property, a capital levy or other tax on the gross rents or other measures of building operations, or a governmental income, franchise, excise or similar tax, assessment, levy, charge or fee measured by or based, in whole or in part, upon building valuation, gross rents or other measures of building operations or benefits of governmental services furnished to the Building, then any and all of such taxes, assessments, levies, charges and fees, to the extent so measured or based, shall be included within the term

Landlord's Taxes, but only to the extent that the same would be payable if the Building and Land were the only property of Landlord.

2.6.5 COMPLEX OPERATING EXPENSES.If and to the extent Landlord incurs Landlord's Operating Expenses and Taxes with respect to the entire complex ("Landlord's Complex Operating Expenses"), Landlord may, but shall not be obligated to, calculate Landlord's Complex Operating Expenses separately from other Landlord's Operating Expenses and, in any case, Tenant shall pay as Additional Rent in the manner prescribed below, Tenant's pro rata share of any increase in Landlord's Complex Operating Expenses over the "Base Complex Operating Expenses", which are defined as Landlord's actual Operating Expenses for the Complex for the first full calendar year in which the Complex is fully constructed."Tenant's Pro Rata Share of Landlord's Complex Operating Expenses" is calculated by dividing the Rentable Floor Area of the Premises by the rentable square foot area of the Complex. The separate calculation of Landlord's Complex Operating Expenses and Tenant's Pro Rata Share thereof shall not cause those expenses to be excluded from the determination of Tenant's maximum liability for increases in Controllable Operating Expenses pursuant to Section 2.6.3  nor prevent adjustment of the base year figure for new cost items after December 31, 2012 to the extent provided above in Section 2.6.3.

If at any time during the Term, Landlord provides special services (i.e., services not made available to tenants generally) only with respect to portions of the Building or portions of the Complex or incurs other Operating Expenses allocable to portions of the Building or Complex alone, then such Operating Expenses (to the extent in excess of a base year amount reasonably applicable to those expenses) shall be charged entirely to those tenants, including Tenant, of such portions, notwithstanding the provisions hereof referring to Tenant's Pro Rata Share. If, during any period for which Landlord's Operating Expenses are being computed, less than all of the Building or the Complex is occupied by tenants, or if Landlord is not supplying all tenants with the services being supplied hereunder, Operating Expenses (as well as the applicable base year amounts) shall be reasonably estimated and extrapolated by Landlord to determine the Operating Expenses that would have been incurred if the Building (or the Complex, with respect to Landlord's Complex Operating Expenses) were    occupied for such year and such services were being supplied to all tenants, and such estimated and extrapolated amount shall be deemed to be Landlord's Operating Expenses for such period. This paragraph shall not be construed to obligate Tenant for increases in Controllable Operating Expenses above the maximum established in Section 2.6.3.

2.6.6 AUDIT RIGHTS. At the request of Tenant at any time within three (3) years after Landlord delivers Landlord's accounting statement of Landlord's Operating Expenses and Taxes to Tenant, Tenant (at Tenant's expense) shall have the right to have (i) an independent certified public accountant or (ii) a firm mutually acceptable to Landlord and Tenant (provided that such firm is not engaged on a contingency fee basis) (in either case, an "examiner") examine Landlord's books and records applicable to Landlord's Operating Expenses and Taxes and that may include an examination of the books and records applicable to Base Operating Expenses for the calendar year 2012. Such right to examine the records shall be exercisable: (a) upon reasonable advance notice to Landlord and at reasonable times during Landlord's business hours; (b) only during the three (3) year period following Tenant's receipt of Landlord's statement of the actual amount of Landlord's Operating Expenses and Taxes for the applicable calendar year;

(c) not more than once each calendar year; (d) as concerns the Base Operating Expenses, not more than once during the Term, and only until December 31, 2015; and (e) at Tenant's option, such examination may be conducted concurrently with respect to this Lease and the 601 Lease. Notwithstanding anything herein to the contrary, Tenant shall have no right to examine Landlord's books and records and audit Landlord's Operating Expenses and Taxes in any calendar year if Tenant shall have withheld or otherwise failed to pay any Additional Rent when due in such year and Landlord's statement of Landlord's Operating Expenses and Taxes shall be deemed to be conclusive. Landlord's statement of Operating Expenses and Taxes shall be deemed conclusive except as to items specifically disputed in writing by notice from Landlord to Tenant given with three (3) years after Landlord delivers the statement to Tenant. Tenant shall pay all costs of the audit unless Tenant is found to have overpaid Additional Rent for Operating Expenses and Taxes by more than     for the year in question. In no event shall Tenant propose, nor shall Landlord ever be required to approve, any examiner of Tenant who is being paid on a contingent fee basis.

As a condition precedent to performing any such examination of Landlord's books and records, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement in form acceptable to Landlord agreeing to keep confidential any information that they discover about Landlord or the Building in connection with such examination. Without limiting the foregoing, such examiners shall also be required to agree that they will not represent any other tenant in the Building in connection with examinations of Landlord's books and records for the Building unless said tenant(s) have retained said examiners prior to the date of the first examination of Landlord's books and records conducted by Tenant pursuant to this Section 2.6.6 and have been continuously represented by such examiners since that time. Notwithstanding any prior approval of any examiners by Landlord, Landlord shall have the right to rescind such approval at any time if in Landlord's reasonable judgment the examiners have breached any confidentiality undertaking to Landlord or any other landlord or cannot provide acceptable assurances and procedures to maintain confidentiality.

2.7 ELECTRICITY

Landlord shall furnish to Tenant throughout the Term electricity for the operation of lighting fixtures, and 120 volt current for the operation of normal office fixtures and equipment, to an average design load of seven (7) watts per square foot of the Premises, but excluding any high energy consumption equipment. Tenant covenants and agrees to pay as Additional Rent the cost of such electricity, which shall be separately metered and billed to Tenant monthly. The Premises are, or shall be at Landlord's sole cost and expense, sub-metered, and the cost of such sub-metered electricity which is billed to Tenant shall not exceed the amount owing to the utility provider for such electricity. The "powering" of the Building HVAC system shall be included as part of Landlord's Operating Expenses.

Tenant covenants and agrees that Landlord shall in no event be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if either the quality or character of electrical service is changed by the utility provider or is no longer suitable for Tenant's requirements. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of existing feeders to the Building or the risers or wiring or installation of the Building.

ARTICLE III

CONSTRUCTION
3.1 LANDLORD WORK

3.1.1 GENERAL. The Premises are being leased in their broom-clean, "as-is" condition without representation or warranty by Landlord except as expressly set forth in this Lease, and Landlord shall not be required to perform any work in connection with Tenant's occupancy of the Premises.

3.2 TENANT WORK

3.2.1 GENERAL. All work, including demolition, additions, alterations, installations or improvements to be made by Tenant("Tenant Work") in, to or about the Premises shall be made only in accordance with Landlord's then current polices and procedures.

3.2.2 PAYMENT FOR TENANT WORK. Subject to the payment of the Improvement Allowance by Landlord, Tenant shall pay, within ten (10) days after request, the entire cost of all Tenant Work so that the Premises shall always be free of liens for labor or materials. If any mechanic's lien (which term shall include all similar liens relating to the furnishing of labor and materials and professional services by design professionals) is filed against the Premises or the Building or any part thereof which is claimed to be attributable to Tenant, its agents, employees or contractors, Tenant shall promptly discharge the same by payment or filing any necessary bond within ten (10) days after Tenant has notice (from any source) of such mechanic's lien.

3.3 TENANT'S INITIAL CONSTRUCTION. Tenant at Tenant's expense subject to payment of the Improvement Allowance by Landlord shall perform all Tenant Work considered necessary or desirable by Tenant to make the Premises ready for Tenant's occupancy ("Tenant's Initial Construction") in accordance with the provisions of Exhibit B.

ARTICLE IV

LANDLORD'S COVENANTS

4.1 LANDLORD'S COVENANTS

4.1.1 BUILDING SERVICES. Landlord shall furnish services, utilities, facilities and supplies set forth in this Section 4.1.1 and in Exhibits C-1 and C-2. Exhibits C-1 and C-2 are intended to add detail to the provisions of the main body of the Lease, and in case of conflict, the provisions of the main body of the Lease shall control. Landlord's obligations include without limitation, the maintenance, repair and replacement of the base building HVAC, sprinkler, smoke detection and fire alarm systems and other equipment and facilities necessary to supply the services contemplated in this Section 4.1.1 and Exhibits C-1 and C-2. Tenant may obtain additional services, utilities, facilities and supplies from time to time upon reasonable advance request or Landlord may furnish the same without request if Landlord reasonably determines and notifies the Tenant that Tenant's use or occupancy of the Premises necessitates the same (for example where the condition of the Premises necessitates additional cleaning services), and, in either case, the cost of the same at reasonable rates from time to time established by Landlord shall constitute Additional Rent, payable upon demand. For all purposes in this Lease, the phrase "Hours of Operation" shall mean Mondays through Fridays excepting legal holidays in the state in which the Building is located from 7:00 a.m. to 6:00 p.m. and on Saturdays from 8:00 a.m. to 1:00 p.m.

(a)  WATER CHARGES. Landlord shall furnish hot and cold water for ordinary office cleaning, toilet, lavatory and drinking purposes. If Tenant requires, uses or consumes water for any other purpose, Landlord may assess Tenant reasonable charges for additional water.

(b)  ACCESS AND ELEVATOR SERVICE. Tenant shall have access to its Premises 24 hours per day, 7 days per week, subject to Landlord's reasonable security requirements. Landlord shall provide necessary non-exclusive elevator facilities during the Hours of Operation and have at least one (1) elevator serving the Premises in operation available for Tenant's non-exclusive use at all other times.

(c)  CLEANING. Landlord shall cause the common areas and the office areas of the Premises to be kept reasonably clean provided the same are maintained and kept in good order by Tenant. Landlord shall provide trash removal services in accordance with the initial Rules and Regulations set forth at www.hobbsbrook.com. Cleaning standards shall be in accordance with Exhibit C-1.

(d)  HEAT AND AIR-CONDITIONING. Landlord shall, through the Building heating and air-conditioning system, furnish to and distribute in the Premises reasonable levels of heat during the Hours of Operation of the normal heating season and reasonable levels of air conditioning during the Hours of Operation of the normal cooling season when air conditioning may reasonably be required for the comfortable occupancy of the Premises by Tenant. Notwithstanding the foregoing, Landlord shall not be required to furnish heat and air-conditioning in the Premises in excess of the capacity of the equipment installed in the Building, provided that such equipment shall be sufficient to meet the Heat and Air Conditioning Specifications attached hereto as Exhibit C-2. If Tenant requests Landlord to provide heat or air conditioning beyond the Hours of Operation, Tenant shall pay Landlord therefor at rates reasonably established by Landlord from time to time, to reflect Landlord's actual cost. If Tenant requires additional air-conditioning for business machines, meeting rooms or other purposes, or because of occupancy or unusual electrical loads, any additional air-conditioning units, chillers, condensers, compressors, ducts, piping and other equipment and facilities will be installed and maintained by Landlord at Tenant's sole cost, but only to the extent that the same are compatible with the Building and its mechanical systems. Notwithstanding the foregoing, Tenant may construct or install a supplemental air conditioning system on the roof of the Building, subject to Landlord's approval pursuant to the provisions of Article XII, that will provide additional air conditioning to portions of the Premises ("Tenant's Supplemental AC System"). The construction or installation of Tenant's Supplemental AC System shall be governed by the provisions of Article XII. Tenant shall, at its sole cost, be responsible for the maintenance, repair, replacement, and insurance of Tenant's Supplemental AC System during the Term of this Lease, as the same may be extended.

(e)  ENERGY CONSERVATION. Tenant agrees to cooperate with Landlord and to abide by all Building regulations which Landlord may, from time to time, prescribe for the proper functioning and protection of the heating and air-conditioning systems and in order to maximize the effect thereof and to conserve heat and air-conditioning. Notwithstanding anything to the contrary in this Section 4.1.1 or otherwise in this Lease, Landlord may institute such policies, programs and measures as may be in Landlord's reasonable judgment necessary, required or expedient for the conservation or preservation of energy or energy services, or as may be necessary to comply with applicable codes, rules, regulations or standards.

(f)  IDENTIFICATION CARDS; SECURITY SYSTEMS. Landlord may, in its sole discretion, require that identification cards be utilized and/or displayed at such times as Landlord determines necessary for the security of the Building and tenants and occupants thereof and may establish or change the form of such cards at any time and from time to time, including requiring photographic or other identification of all parties utilizing the Building. Landlord shall provide Tenant any such identification cards. Tenant shall take reasonable steps to safeguard the security of said cards and shall, if the loss or theft of any such card shall be brought to its attention, promptly notify Landlord thereof. Card replacements or any additional cards requested by Tenant shall be furnished to Tenant at the Tenant's cost. Landlord reserves the right, in its sole discretion acting in good faith, to deny access to all or any portion of the Building to any person who fails to produce proper identification or otherwise presents a safety hazard to the Building or any tenant or occupant thereof and Landlord shall have no liability to Tenant or any other party as a result thereof so long as Landlord acted in good faith. Tenant may, at its sole cost and expense, subject to Landlord's prior approval not to be unreasonably withheld, install in accordance with the terms and provisions of this Lease (including, without limitation, Section 5.10) a security system on the exterior doors of the Building and the Premises, provided such system shall not in any way interfere with any of the Building's systems including, without limitation, the Building's fire alarm system.

(g)  CAFETERIA. Landlord shall provide a cafeteria in the Complex serving breakfast and lunch for employees and visitors of Tenant and other occupants. Notwithstanding the foregoing, the employees (including, without limitation, those working in the 601 Building) and visitors of Tenant may use the cafeteria located in the Building, provided that such cafeteria exists.

4.1.2 REPAIRS. Except as otherwise provided in this Lease, and except for repairs to items referred to below necessitated by Tenant's act or neglect (which shall be Tenant's repair obligation under Section 5.1),Landlord shall make such repairs to the roofs, exterior walls, exterior windows (except if such damage or repair is necessitated by the Tenant's negligence or willful misconduct), floor slabs, core walls, and common areas and facilities in the Building as may be necessary to keep them in good condition comparable to office buildings of similar type in the area. All repairs to the roof, foundation and structure of the Building shall be performed at Landlord's sole expense (and shall not be considered Landlord's Operating Expenses). Landlord shall also maintain the parking areas, grounds, landscaping, drives, sidewalks and other exterior elements of the Land, Building and Complex in good condition, comparable to other office complexes of similar type in the area.

           4.1.3 QUIET ENJOYMENT. Landlord covenants that Tenant, on paying the Rent and performing the tenant obligations in this Lease, shall peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof, provisions of law and rights of record to which this Lease is or may become subordinate. This covenant is in lieu of any other so-called quiet enjoyment covenant, either express or implied.

4.2 INTERRUPTION

Landlord shall not be liable to Tenant for any compensation or reduction of Rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any of the purposes authorized in this Lease or for repairing the Premises or from repairs by Landlord of any portion of the Building however the necessity may occur. In case Landlord is prevented or delayed from diligent construction of improvements, making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord's part, by reason of strike or other labor trouble, fire or other casualty, governmental preemption of priorities or other controls in connection with a national or other public emergency, or inability to obtain fuel, supplies, or labor despite reasonable efforts, or unusually adverse weather conditions, or unforeseen subsurface conditions, or acts of God, war, or terrorism, or delays in the making of repairs which are due to government regulation or delays in obtaining insurance, or any other cause whether similar or dissimilar beyond Landlord's reasonable control collectively and individually ("Force Majeure" which term shall have the same meaning in relation to the performance of Tenant Work by Tenant, except that "Tenant" shall be substituted for "Landlord"), Landlord shall not be liable to Tenant therefor, nor, except as otherwise provided in Section 6.1, shall Tenant be entitled to any abatement or reduction of Rent by reason thereof, nor shall the same give rise to a claim in Tenant's favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises. In no event shall Landlord be liable for indirect or consequential damages arising out of any default by Landlord. Notwithstanding the foregoing, Landlord shall use reasonable efforts to prevent or minimize the effect of any interruption of Tenant's business caused by any of the foregoing.

Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary interruption of Tenant's use of the Premises by reason thereof.

The foregoing notwithstanding, if Landlord fails for any reason within Landlord's control to provide any service to be supplied by (or perform any obligation to be performed by) Landlord under the Lease which is necessary for Tenant's reasonable use of the Premises (such as HVAC, elevator service, electricity, water, or structural repairs, including repairs of leaks from outside the Premises)("Landlord Failure"), and Tenant is unable to use the Premises on account of such failure, Tenant shall be entitled to a proportional abatement of Annual Fixed Rent and Additional Rent based on the portion of the Premises which cannot be used by Tenant. This abatement shall begin on the fifth (5th) consecutive Business Day from Tenant's written notice to Landlord of Landlord Failure. The abatement shall end when the services are restored sufficiently to permit use of the Premises. Furthermore, if due to Landlord Failure Tenant is unable to use more than    of the Premises and such Landlord Failure continues thirty (30) days from Tenant's written notice to Landlord of Landlord Failure, Tenant may elect to terminate this Lease by written notice to Landlord. Notwithstanding the foregoing, if Tenant elects to terminate the 601 Lease in accordance with the provisions of Section 4.2 of the 601 Lease, then Tenant may elect to terminate this Lease by providing written notice to Landlord at the same time as the notice of Tenant's election to terminate the 601 Lease.

4.3 INSURANCE AND INDEMNIFICATION

4.3.1 PROPERTY INSURANCE. Landlord agrees to maintain throughout the Term, with companies licensed and approved to write insurance in the state in which the Building is located, property insurance against direct physical loss or damage to the Building on an "all risks," agreed amount basis in an amount equal to the physical replacement cost of the Building. Landlord shall not be required to carry insurance with respect to any property that Tenant is required to insure pursuant to Section 5.6.

4.3.2 LIABILITY INSURANCE. Throughout the Term, Landlord agrees to maintain in a responsible company or companies liability insurance against claims, demands or actions for injury, death, and property damage in amounts not less than     in the aggregate. Certificates of insurance under this Section 4.3.2 shall be provided upon Tenant's reasonable request.

4.3.3 INDEMNIFICATION. Landlord shall save Tenant, its mortgagees, managers, directors, officers, members, trustees, agents, employees, property management companies, attorneys, independent contractors, invitees, and any other parties designated by Tenant from time to time (collectively, the "Tenant Indemnitees") harmless and indemnified (and shall defend the Tenant Indemnitees with counsel reasonably approved by the Tenant Indemnitees) against any claim, loss or cost, whether in law or equity, and/or arising in whole or in part out of any injury, loss, theft or damage to any person or property (x) while on, in or about the parking areas and facilities of the Building available for use by Tenant and other tenants ("Common Areas"), or out of any condition within the Common Areas, except to the extent due to the negligence or willful misconduct of the Tenant Indemnitees or (y) anywhere if occasioned by any negligence or willful misconduct of Landlord or of employees, agents, managers, officers, directors, members, trustees or independent contractors of Landlord.

4.4 HAZARDOUS SUBSTANCES

4.4.1 To the best knowledge of Landlord, (i) no Hazardous Substances (as defined in Section 5.2) requiring remediation or investigation under applicable environmental laws are present on the Property or the soil, surface water or groundwater thereof, (ii) no underground storage tanks are present on the Property, and (iii) no action, proceeding or claim is pending or threatened regarding the Property concerning any Hazardous Substances or pursuant to any environmental law. Landlord shall, as and to the extent required by applicable law, following notice by Tenant remove or remediate (or cause the responsible party to remove or remediate) any Hazardous Substances located in the Premises or Building that affect Tenant's use of the Premises or portions of the Building as to which Tenant has appurtenant rights hereunder. The foregoing covenant shall not apply to any Hazardous Substances that exist in the Premises or the Building as a result of any act or omission of Tenant, its employees, agents, or guests, Tenant's architect, Tenant's contractors, or any persons acting under or through Tenant. Landlord shall indemnify Tenant in the manner elsewhere provided in this Lease from any breach of the representation in the first sentence of this Section 4.4 and from any failure to remove or remediate as provided above. The provisions of this Section 4.4 shall survive the expiration or earlier termination of this Lease.

ARTICLE V

TENANT'S ADDITIONAL COVENANTS

5.1 MAINTENANCE AND REPAIR

Except for damage by fire or casualty and reasonable wear and tear, Tenant shall at all times keep the Premises clean, neat and in as good repair, order and condition as the same are at the beginning of the Term or may be put in thereafter. The foregoing shall include without limitation Tenant's obligation to maintain floors and floor coverings, to paint and repair walls and doors, to replace and repair ceiling tiles, interior glass (and exterior glass if such damage or repair is necessitated by the Tenant's negligence or willful misconduct), lights and light fixtures, drains and the like, and clean the Premises to the extent such cleaning is not to be performed by Landlord pursuant to Exhibit C-1.

5.2 USE, WASTE AND NUISANCE

Throughout the Term, Tenant shall use the Premises for the Permitted Uses only, and shall not use the Premises for any other purpose. Tenant shall not injure, overload, deface or commit waste in the Premises or any part of the improvement on the Land, nor permit the emission therefrom of any objectionable noise, light or odor, nor use or permit any use of the Premises which is improper, offensive, contrary to law or ordinance or which is liable to invalidate or increase the premium for any insurance on the Building or its contents or which is liable to render necessary any alterations or additions in the Building, nor obstruct in any manner any portion of the Building. If Tenant's use of the Premises results in an increase in the premium for any insurance on the Building or the contents thereof (or would result in such an increase if the Landlord were not self-insuring), Landlord shall notify Tenant of such increase and Tenant shall pay same as Additional Rent. Tenant may not without Landlord's consent install in the Premises any pay telephones, vending machines, water fountains, refrigerators, sinks or cooking equipment provided that Landlord's consent will not be unreasonably withheld with respect to items designed for the convenience of Tenant's employees which are customary for office employees if Landlord determines that special venting or other material renovations are not required in connection therewith.

Tenant shall not without Landlord's prior written consent keep, cause or permit the escape, disposal or release of any substances or materials designated as, or containing components now or hereafter designated as, hazardous, dangerous, toxic or harmful and/or subject to regulation under any federal, state or local law, regulation or ordinance ("Hazardous  Substances") on or about the Premises or Building or Complex except for ordinary cleaning and office supplies used and stored in accordance with applicable law. With respect to any Hazardous Substance stored with Landlord's consent, Tenant shall: (i) promptly, timely and completely comply with all federal, state or local governmental requirements for reporting and record keeping, (ii) within five (5) Business Days of Landlord's request, provide evidence satisfactory to Landlord of Tenant's compliance with all applicable federal, state or local laws, regulations or ordinances and comply with all federal, state and local laws, regulations or ordinances regarding the proper and lawful use, sale, transportation, generation, treatment and disposal of Hazardous Substances. Without limitation, Hazardous Substances shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq., the Massachusetts Hazardous Waste Management Act, as amended, M.G.L. Chapter 21C, and the Massachusetts Oil and Hazardous Material Release Prevention Act, as amended, M.G.L. Chapter 21E, any other applicable state or local laws governing the use, storage, transportation or disposal of hazardous materials and the regulations adopted under these acts. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord's request concerning Tenant's best knowledge and belief regarding the presence of Hazardous Substances on the Premises.

If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Substances, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as Additional Rent if such requirement is imposed because of Tenant's particular use or activities in the Premises. Any and all reasonable costs incurred by Landlord and associated with Landlord's inspections of the Premises and Landlord's monitoring of Tenant's compliance with this Section 5.2, including Landlord's attorneys' fees and costs, shall be Additional Rent and shall be due and payable to Landlord within ten (10) days of Landlord's demand. Tenant shall be fully and completely liable to Landlord (either with or without negligence) for any and all cleanup costs and expenses and any and all other charges, expenses, fees, fines, penalties (both civil and criminal) and costs imposed with respect to Tenant's use, disposal, transportation, generation and/or sale of, or Tenant's causing or permitting the escape, disposal or release, of any biologically or chemically active or other Hazardous Substance. In all events, Tenant shall indemnify Landlord as provided in Section 5.6 from any release of hazardous materials on the Premises occurring while Tenant is in possession, or elsewhere if caused by Tenant or persons acting under Tenant. The provisions of this Section 5.2 shall survive the expiration or earlier termination of this Lease. In the event of a release of Hazardous Substances or a requirement for testing to ascertain whether or not there has been a release of Hazardous Substances that is caused by Landlord, and for which Tenant is not responsible as provided above, then Landlord shall hold Tenant harmless from any cost, loss or liability relating thereto, including without limitation attorneys' fees and costs of defense, and the costs so incurred by Landlord shall not be considered Landlord's Operating Expenses.

5.3 COMPLIANCE WITH LAW

Tenant shall use the Premises only as permitted under federal, state, and local laws, regulations and orders applicable from time to time, including without limitation municipal by‑

laws, land use and zoning laws, environmental laws and regulations (as set forth in Section 5.2 above) and occupational health and safety laws, and shall procure all approvals, licenses and permits necessary therefor, in each case giving Landlord true and complete copies of the same and all applications therefor. Tenant shall promptly comply with all present and future laws applicable to Tenant's particular use of the Premises (as opposed to office uses generally) or Tenant's signs thereon, foreseen or unforeseen, and whether or not the same necessitate structural or other changes or improvements to the Premises or interfere with its particular use and enjoyment of the Premises, and shall comply with all requirements reasonable in light of the use Tenant is making of the Premises of insurance inspection or rating bureaus having jurisdiction. Notwithstanding the foregoing, the responsibility for compliance with any present law or laws pertaining to office uses and/or the Building generally that require structural or other changes or improvements to the Premises or the Building shall be borne solely by Landlord, and shall not be considered Landlord's Operating Expenses. If Tenant's use of the Premises results in any increase in the premium for any insurance carried by Landlord, then upon Landlord's notice to Tenant of such increase Tenant shall pay the same to Landlord within sixty (60) days after demand as Additional Rent. Tenant shall, in any event, indemnify, save Landlord harmless, and defend from all loss, claim, damage, cost or expense (including reasonable attorneys' fees of counsel of Landlord's choice against whom Tenant makes no reasonable objection) on account of Tenant's failure so to comply with the obligations of this Section 5.3 (paying the same to Landlord upon demand as Additional Rent). Tenant shall bear the sole risk of all present or future laws affecting its particular use of the Premises or appurtenances thereto (as opposed to office uses generally), and Landlord shall not be liable for (nor suffer any reduction in any rent on account of) any interruption, impairment or prohibition affecting the Premises or Tenant's use thereof resulting from the enforcement of such laws.

To Landlord's actual knowledge, as of the Term Commencement Date the Land and the portions of the Building other than Tenant's Initial Construction, if used for general office purposes, will comply in all material respects with applicable zoning, fire codes, and other federal, state, and local rules, regulations, law statutes, and ordinances, including, but not limited to, the Americans with Disabilities Act, and in the event Landlord is notified of any violation, Landlord will take all measures necessary to comply or cause the compliance. The foregoing shall exclude Tenant's Initial Construction, which shall be Tenant's responsibility to design and construct.

5.4 RULES AND REGULATIONS

Tenant shall conform to all reasonable non-discriminatory rules and regulations now or hereafter promulgated from time to time by Landlord for the care and use of the Premises and the Building, including but not limited to the initial Rules and Regulations set forth at www.hobbsbrook.com. In the event of any conflict between this Lease and the Rules and Regulations, the Lease shall govern.

5.5 SAFETY APPLIANCES

Tenant shall keep the Premises equipped with all safety appliances and permits which, as a result of Tenant's particular activities, are required by law or ordinance or any order or regulation of any public authority, shall keep the Premises equipped at all times with adequate fire extinguishers and other such equipment reasonably required by Landlord, and, subject to Section 5.10, shall make all repairs, alterations, replacements, or additions so required as a result of Tenant's particular activities. Notwithstanding the foregoing, Landlord shall provide and be responsible for the maintenance and repair of the base building, sprinkler, smoke detection, and fire alarm systems.

5.6 INDEMNIFICATION AND INSURANCE

5.6.1 INDEMNIFICATION. Tenant shall save Landlord, its mortgagees and its direct and indirect owners, and the managers, directors, officers, members, trustees, agents, employees, property management companies, attorneys, independent contractors, invitees, and any other parties designated by Landlord from time to time (collectively, the "Indemnitees") harmless and indemnified (and shall defend the Indemnitees with counsel reasonably approved by the Indemnitees) against any claim, loss or cost, whether in law or equity, and/or arising in whole or in part out of any injury, loss, theft or damage to any person or property while on, in or about the Premises, or out of any condition within the Premises, except to the extent due to the negligence or willful misconduct of the Indemnitees, and to any person or property anywhere occasioned by any negligence or willful misconduct of Tenant or of employees, agents, managers, officers, directors, members, trustees or independent contractors of Tenant or any person acting under Tenant. In addition to the foregoing, if any person not a party to this Lease shall institute any other types of action against Tenant in which any of the Indemnitees shall involuntarily and/or without cause, shall be made a party defendant(s), then Tenant shall indemnify, hold harmless and defend such Indemnitees (with counsel reasonably approved by Indemnitees) from all liabilities by reason thereof. This indemnity shall not require payment as a condition precedent to recovery. Tenant shall pay all costs and expenses including reasonable attorneys' fees associated with enforcement of the provisions of this Section 5.6.1. Landlord may make all repairs and replacements to the improvements on the Land resulting from acts or omissions of Tenant's employees, agents, managers, officers, directors, members, trustees, or independent contractors or any other persons acting under Tenant (including damage and breakage occurring as a result of work performed by or for Tenant and when Tenant's property is being moved into or out of the Building) and subject to Section 8.11 Landlord may recover all costs and expenses thereof from Tenant as Additional Rent. The provisions of this Section 5.6.1  shall survive the expiration or earlier termination of this Lease.

5.6.2 INSURANCE. Throughout the Term (and such further time as Tenant or any person claiming through Tenant occupies any part of the Premises) Tenant shall maintain in a responsible company or companies licensed in the state in which the Building is located and approved by Landlord, liability insurance in form reasonably satisfactory to Landlord, written on an occurrence basis, insuring Tenant and naming as additional insureds the Indemnitees and other parties as designated by Landlord or as may be so designated from time to time as their respective interests may appear, against all claims, demands or actions for injury, death, and property damage in amounts not less than those specified in Section 1.1 (as such amounts may, from time to time, be reasonably increased by Landlord). All insurance to be maintained by Tenant under this Section 5.6.2 shall provide that it will not be subject to cancellation, termination, or change except after at least thirty (30) days' prior written notice to the Indemnitees and other parties designated by Landlord. The policy or policies or a duly executed Evidence of Insurance (ACORD Form 27) for the same (together with satisfactory evidence of the payment of the premium thereon if requested by Landlord) shall be deposited with Landlord and other parties designated by Landlord at the beginning of the Term and, upon renewals of such policies, not less than thirty (30) days prior to the expiration of the term of such coverage. If Tenant fails to comply with any of the foregoing requirements, Landlord may obtain such insurance on behalf of Tenant and may keep the same in effect, and Tenant shall pay Landlord, as Additional Rent, the premium cost thereof upon demand. The provisions of this Section 5.6.2  shall survive the expiration of the Term or earlier termination of this Lease.

5.7 TENANT'S PROPERTY

All furnishings, fixtures, equipment, effects and property of Tenant and of all persons claiming through Tenant which from time to time may be on the Premises or elsewhere in the Building or in transit thereto or therefrom shall be at the sole risk of Tenant and shall be kept insured by Tenant throughout the term at Tenant's expense and in prudent amounts, and if the whole or any part thereof shall be destroyed or damaged by fire, explosion, falling plaster, water or rain which may leak from any part of the Building or otherwise, or by the leakage, rupture or bursting of water pipes, steam pipes, or other pipes, appliances, or plumbing works therein or from the roof, street or sub-surface, or from any other place, or resulting from dampness, or by theft or from any other cause whatsoever in the Building, no part of said loss or damage is to be charged to or be borne by Landlord. The parties acknowledge that damage or destruction may result from acts of cleaning personnel and employees of other independent contractors of Landlord working in and around the Premises and that Tenant shall bear the risk and cost thereof unless Landlord or any of the Indemnitees has been grossly negligent.

5.8 ENTRY FOR REPAIRS AND INSPECTIONS

Tenant shall permit Landlord and its agents to enter and examine the Premises at reasonable times and, if Landlord shall so elect, to make any repairs or replacements Landlord may deem necessary or desirable, to remove at Tenant's expense any alterations, additions, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing, and following advance notice to Tenant, to show the Premises to prospective tenants during the nine (9) months preceding expiration of the Term or second Extension Term if in effect and to prospective purchasers and mortgagees at all times. In case of an emergency in the Premises or in the Building, Landlord or its representative may enter the Premises (forcibly, if necessary) at any time to take such measures as may be needed to deal with such emergency.

5.9 ASSIGNMENT, SUBLETTING

Tenant, voluntarily or involuntarily, shall not assign this Lease, or sublet, license, or convey the Premises or any portion thereof, or permit the occupancy of all or any portion of the Premises other than by the Tenant (all or any of the foregoing actions are referred to as "Transfers", and all or any of assignees, transferees, licensees, and other such parties are referred to as "Transferees") without obtaining, on each occasion, the prior written consent of the Landlord, which consent shall not be unreasonably withheld conditioned or delayed. Tenant also shall not voluntarily or involuntarily mortgage or encumber the Premises or Tenant's leasehold interest therein (an "Encumbrance") without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed so long as the Encumbrance is being made in connection with a bona fide institution as financing for Tenant's business. Any Transfer or Encumbrance without such consent shall be null and void and of no effect whatsoever. Notwithstanding the provisions of this Section 5.9, this Lease may be assigned, or the Premises may be sublet, in whole or in part, after prior notice to Landlord but without consent of the Landlord and without any termination right of the Landlord being applicable thereto, (a) to any corporation or other entity into or with which Tenant may be merged or consolidated or to any corporation or entity to which all or substantially all of the Tenant's assets will be transferred, or (b) to any corporation which is an affiliate, subsidiary, parent or successor of Tenant, provided in all such cases the surviving corporation or entity shall provide reasonable evidence that it, along with any guarantor or other party remaining liable under this Lease, has a creditworthiness at least equal to the net worth of Tenant and the guarantor or any other liable party as of the date of such corporate transaction, and (ii) as of the date of this Lease and shall agree in writing with the Landlord to be bound by all of the terms and conditions of this Lease (all of the foregoing being referred to as a "Permitted Transfer"). Unless Landlord's consent specifically provides otherwise with respect to a particular proposed Transferee, Tenant shall not offer to make or enter into negotiations with respect to a Transfer to any of the following: (x) a tenant in the Building or any other building in the Complex which is owned or controlled by Landlord (unless, after the request of Tenant, Landlord has informed Tenant that reasonably comparable space in the Building or the Complex is not available and will not become available within the three (3) months after such request); (y) any party with whom Landlord or any affiliate of Landlord is then negotiating with respect to space in the Building or any other building in the Complex which is owned or controlled by Landlord or an affiliate of Landlord (unless, after the request of Tenant, Landlord has informed Tenant that reasonably comparable space in the Building or the Complex is not available and will not become available within the three (3) months after such request); or (z) any party which would be of such type, character or condition as to be inappropriate, in Landlord's reasonable judgment, as a tenant for a first class office building. Tenant shall notify Landlord prior to marketing the Premises or any part thereof for a Transfer. Tenant's request for consent to a Transfer shall include a copy of the proposed Transfer instrument together with a statement of the proposed Transfer in detail satisfactory to Landlord, together with reasonably detailed financial, business and other information about the proposed Transferee. Except in the case of a Permitted Transfer pursuant to clause (a) or (b) above, Landlord shall have the option (but not the obligation) to terminate the Lease as to the affected portions of the Premises at no cost to Tenant, with respect to a Transfer of at least     of the Rentable Area of the Premises which Tenant proposes effective upon the date of the proposed Transfer and continuing for the proposed term thereof by giving Tenant notice of such termination within thirty (30) days after Landlord's receipt of Tenant's request. Tenant, however, shall have the right to withdraw such request if Landlord gives Tenant notice of its right to recapture the Premises. Upon the effective date of Landlord's recapture, Tenant shall be released from all subsequently accruing obligations under this Lease with respect to the portion of the Premises recaptured by Landlord. If Tenant does make a Transfer (other than a Permitted Transfer under clause (a) or (b) above) hereunder, and if the aggregate rent and other charges payable to Tenant under and in connection with such Transfer (including without limitation any amounts paid for leasehold improvements or on account of Tenant's costs associated with such Transfer) exceed the sum of the Rent and other charges payable hereunder with respect to the space in question and all third party costs of the Transfer (such as brokerage, legal, and leasehold improvement costs), Tenant shall pay to Landlord, as Additional Rent,   of the

amount of such excess. Such excess shall be paid on a monthly basis, and all non-recurring costs and payments incurred or collected by Tenant shall be amortized on a straight line basis over the term of the Transfer in calculating the amount of each monthly payment. If the amount of rent and other charges payable under a Transfer is not readily ascertainable, such amount may, at Landlord's option, be deemed to equal the fair market rent then obtainable for the space in question.

Tenant shall pay to Landlord, as Additional Rent, Landlord's reasonable legal fees (not to exceed   without the approval of Tenant, provided such figure shall be reasonably adjusted for inflation and for unusually complex transactions) and other third-party expenses incurred in connection with any proposed Transfer or Encumbrance, including fees for review of documents and investigations of proposed Transferees. Notwithstanding any such Transfer, the original Tenant named herein shall remain directly and primarily obligated under this Lease.

If Tenant enters into any Transfer including a Permitted Transfer with respect to the Premises (or any part thereof), such Transferee shall be liable, jointly and severally, with Tenant, to the extent of the obligation undertaken by or attributable to such Transferee, for the performance of Tenant's agreements under this Lease (including payment of Rent under the Transfer), and every Transfer shall so provide, without relieving or modifying Tenant's liability hereunder. The foregoing provision shall be self-operative, but in confirmation thereof, such Transferee shall execute and deliver such instruments as may be reasonably required by Landlord to acknowledge such liability and if such Transferee shall fail to do so within ten (10) days after demand, Tenant shall be in default hereunder. Landlord may collect Rent from the Transferee and apply the net amount collected to the Rent and other charges hereunder, but no such assignment or collection shall be deemed a waiver of the provisions of this Section 5.9, or the acceptance of the Transferee as a tenant, or a release of Tenant from direct and primary liability for the further performance of Tenant's covenants hereunder. The consent by Landlord to a particular Transfer shall not relieve Tenant from the requirement of obtaining the consent of Landlord to any further Transfer. Notwithstanding anything to the contrary contained herein, Tenant shall have the right, without prior approval of Landlord, to utilize such portions of the Premises as it shall determine in its sole, reasonable judgment to customers ("Collocation") at no additional rent to Tenant for the purpose of installing, operating and maintaining computer servers and related equipment. The Collocation will not be considered a sublease for purposes hereunder. Subject to the terms and conditions of Section 5.4, designated employees or such customers may have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

5.10 ALTERATIONS

Tenant shall make no alterations, additions or improvements to the Premises without the prior written consent of Landlord and only in accordance with Landlord's then current policies and procedures. Notwithstanding the foregoing, after notice to Landlord but without any requirement for Landlord's consent, Tenant may perform cosmetic alterations in the Premises which do not affect the Building's structure or base building systems and cost no more than    in the aggregate for a single project, provided such alterations are made in accordance with Landlord's Construction Manual. Tenant shall obtain all state, local and other necessary permits before undertaking any such alterations, additions or improvements. Tenant shall carry such insurance as Landlord shall reasonably require. Any alterations, additions and improvements to the Premises, except movable furniture and trade fixtures, shall belong to Landlord. All alterations, additions and improvements to the Premises shall be at Tenant's sole cost. If any mechanic's lien (which term shall include all similar liens relating to the furnishing of labor and materials and professional services by design professionals) is filed against the Building which is claimed to be attributable to Tenant, its agents, employees, contractors, or persons working under Tenant's direction or control, then Tenant shall give Landlord immediate notice of such lien and shall discharge the same by payment or filing any necessary bond within ten (10) days after Tenant has notice (from any source) of such lien. Landlord's approval of the construction documents shall signify Landlord's consent to the work shown thereon only and Tenant shall be solely responsible for any errors or omissions contained therein. Landlord's approvals under this Section 5.10 shall not be unreasonably withheld, conditioned or delayed.

5.11 SURRENDER

At the expiration of the Term or earlier termination of this Lease, without the requirement of any notice, Tenant shall peaceably surrender the Premises including all alterations and additions thereto and all replacements thereof, including carpeting, any water or electricity meters, and all fixtures and partitions, in any way bolted or otherwise attached to the Premises (which shall become the property of Landlord) except such alterations and additions as Landlord shall direct Tenant to remove including cabling (provided, , however, that Tenant shall not be directed to remove Tenant's Initial Construction or any subsequent Tenant Work installed with Landlord's approval unless, at the time of Landlord's approval of such Tenant Work, Landlord specifically notified Tenant that Tenant would be directed to remove that Tenant Work from the Premises at the expiration of the Term), and Tenant shall leave the Premises and improvements in the condition in which the same are required to be maintained under Section 5.1. Tenant shall, at the time of termination, remove the goods, effects and fixtures which Tenant is directed or permitted to remove in accordance with the provisions of this Section 5.11, making any repairs to the Premises and other areas necessitated by such removal and leaving the Premises clean and tenantable. Should Tenant fail to remove any of such goods, effects, and fixtures, Landlord may, after notice, have them removed forcibly, if necessary, and store any of Tenant's property in a public warehouse at the risk of Tenant. If such items are not removed from storage within thirty (30) days, such items may be sold by any customary methods in order to pay storage costs and other expenses of Landlord. The expense of such removal, storage and reasonable repairs necessitated by such removal shall be borne solely by Tenant or at Landlord's election reimbursed by Tenant to Landlord.

5.12 PERSONAL PROPERTY TAXES

Tenant shall pay promptly when due all taxes (and charges in lieu thereof) imposed upon Tenant's personal property in the Premises, (including, without limitation, fixtures and equipment), no matter to whom assessed.

5.13 SIGNS

No sign, name, placard, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted or affixed by Tenant on any part of the Building without the prior written approval of Landlord. All signs or letterings on doors, or otherwise, approved by Landlord, shall be inscribed, painted or affixed by a person reasonably approved by Landlord and at the sole cost and expense of Tenant. Landlord at Landlord's expense shall provide and install Building standard signage at the entry doors to the Premises and in the Building lobby to identify Tenant's official name and Building address, all such letters and numerals to be in the Building standard graphics.

ARTICLE VI

CASUALTY AND TAKING
6.1 DAMAGE BY FIRE OR CASUALTY

If the Premises or any part thereof shall be damaged by fire or other casualty required to be insured by Landlord under this Lease, then, subject to the last paragraph of this Section 6.1, Landlord shall proceed with diligence, subject to then applicable statutes, building codes, zoning ordinances and regulations of any governmental authority, and at the expense of Landlord to repair or cause to be repaired such damage. All such repairs made necessary by any act or omission of Tenant shall be made at the Tenant's expense to the extent that the cost of such repairs does not exceed the deductible amount in Landlord's insurance policy (such deductible not to exceed the deductible amount generally carried at the time by comparable buildings). All repairs to and replacements of property which Tenant is entitled to remove shall be made by and at the expense of Tenant. If the Premises or any part thereof shall have been rendered unfit for use and occupation hereunder by reason of such damage the Rent or a just and proportionate part thereof, according to the nature and extent to which the Premises shall have been so rendered unfit, shall be abated until the Premises (except as to the property which is to be repaired by or at the expense of Tenant) shall have been restored as nearly as practicable to the condition in which they were immediately prior to such fire or other casualty. Landlord shall not be liable for delays in the making of any such repairs which are due to Force Majeure, nor shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing such damage.

Between thirty (30) and sixty (60) days after any casualty, Tenant may inquire of Landlord as to Landlord's estimate of the time period necessary to complete repair of the Premises. Within thirty (30) days after such inquiry, Landlord shall provide Tenant with Landlord's architect's good faith estimate of the time to complete such repairs and if such estimate (which shall be non-binding) shall be more than one year from the date of the casualty, then Tenant may terminate this Lease by notice given to Landlord within thirty (30) days after Tenant's delivery of Landlord's architect's estimate.

If Landlord fails to commence repairs as soon as is reasonably practicable after such damage, and such failure is not due to Force Majeure, and in any event if Landlord does not commence repairs within ninety (90) days of the casualty, Tenant may elect to terminate this Lease by notice to Landlord. If Landlord, having commenced such repair, has not completed the repair of such damage by the later of (i) one year from the occurrence of such damage, or (ii) the date given in any Landlord's architect's repair period estimate under the prior paragraph (the later of such dates is referred to below as the "Outside Restoration Date"), Tenant may elect to terminate this Lease by notice to Landlord within twenty (20) days of the Outside Restoration Date, the termination to be effective not less than thirty (30) days after the date on which such termination notice is received by Landlord. The Outside Restoration Date shall be extended for up to ninety (90) days on account of delays caused by Force Majeure. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing the damage, however if the delays continue more than ninety (90) days beyond the initial Outside Restoration Date, Tenant may elect to terminate this Lease in the manner provided above.

If (i) the Premises are so damaged by fire or other casualty (whether or not insured) at any time during the last thirty (30) months of the Term that the cost to repair such damage is reasonably estimated to exceed one-third of the total Annual Fixed Rent payable hereunder for the period from the estimated completion date of repair until the end of the Term, or (ii) at any time the Building (or any portion thereof, whether or not including any portion of the Premises) is so damaged by fire or other casualty (whether or not insured) that substantial alteration or reconstruction or demolition of the Building (or a portion thereof) shall in Landlord's judgment be required ("substantial" damage meaning damage to the extent that the cost of repair will exceed    of the value of the Building prior to the occurrence of the fire or other casualty), then and in any of such events, this Lease and the Term hereof may be terminated at the election of Landlord by a notice from Landlord to Tenant within sixty (60) days, or such longer period as is required to complete arrangements with any mortgagee regarding such situation, following such fire or other casualty; provided, however, that in the event Landlord elects to terminate the Lease pursuant to clause (i) above, such election shall be null and void if within thirty (30) days after receipt of Landlord's notification, Tenant exercises the right (if available) to extend the Term for an Extension Term, in which case the time periods under this Section 6.1 for Landlord to commence and complete repairs shall be continued by thirty (30) days. The effective termination date pursuant to such notice shall be not less than thirty (30) days after the day on which such termination notice is delivered to Tenant. In the event of any termination, the Term shall expire as though such effective termination date were the date originally stipulated in Section 1.1 for the end of the Term and the Annual Fixed Rent and Additional Rent for Operating Expenses and Taxes shall be apportioned as of such date.

6.2 CONDEMNATION - EMINENT DOMAIN

In case during the Term all or any substantial part of the Premises or the Building are taken by eminent domain or Landlord receives compensable damage by reason of anything lawfully done in pursuance of public or other authority, affecting all or a substantial part of the Premises or Building this Lease shall terminate at Landlord's election, which may be made (notwithstanding that Landlord's entire interest may have been divested) by notice given to Tenant within ninety (90) days after the election to terminate arises, specifying the effective date of termination. The effective date of termination specified by Landlord shall not be less than fifteen (15) nor more than thirty (30) days after the date of notice of such termination. Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such taking, subject, however, to the following provisions. If in any such case the Premises are rendered unfit for use and occupation and this Lease is not terminated, Landlord shall use reasonable diligence (following the expiration of the period in which Landlord may terminate this Lease pursuant to the foregoing provisions of this Section 6.2) to put the Premises, or what may remain thereof (excluding any items installed or paid for by Tenant which Tenant may be required to remove pursuant to Section 5.11), into proper condition for use and occupation and a just proportion of the Annual Fixed Rent and Additional Rent for Operating Expenses according to the nature and extent of the injury shall be abated until the Premises or such remainder shall have been put by Landlord in such condition; and in case of a taking which permanently reduces the area of the Premises, a just proportion of the Annual Fixed Rent and Additional Rent for Operating Expenses shall be abated for the remainder of the Term.

If the taking of a part of the Premises substantially and adversely interferes with Tenant's ability to continue its business operations then Tenant may terminate this Lease on written notice to Landlord given not more than thirty (30) days after such taking and effective on the earlier of: (i) the date when title vests; (ii) the date Tenant is dispossessed by the condemning authority; or (iii) sixty (60) days following notice to Tenant of the date when vesting or dispossession is to occur

6.3 EMINENT DOMAIN AWARD

Except for Tenant's relocation expenses or other awards available to Tenant that do not reduce Landlord's award (specifically so designated by the court or authority having jurisdiction over the matter) Landlord reserves to itself any and all rights to receive awards made for damages to the Premises, the Building or the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby releases and assigns to Landlord all Tenant's rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, hereby irrevocably designating and appointing Landlord as its attorney-in-fact to execute and deliver in Tenant's name and behalf all such further assignments thereof.

6.4 CASUALTY OR TAKING IN 601 BUILDING

Notwithstanding anything in this Article VI to the contrary, if Tenant elects to terminate the 601 Lease in accordance with the provisions of Section 6.1 or 6.2 of the 601 Lease, then Tenant may also elect to terminate this Lease by providing written notice to Landlord at the same time as notice of Tenant's election to terminate the 601 Lease.

ARTICLE VII

DEFAULT

7.1 TERMINATION FOR DEFAULT OR INSOLVENCY

This Lease is upon the condition that:

(a)  if Tenant shall fail to perform or observe any of Tenant's covenants, and if such failure shall continue, (i) in the case of Rent or any sum due Landlord hereunder, for more than five (5) Business Days after notice, or (ii) in any other case, after notice, for more than thirty (30) days (provided that if correction of any such matter reasonably requires longer than thirty (30) days and Tenant so notifies Landlord within twenty (20) days after Landlord's notice is given together with an estimate of time required for such cure, Tenant shall be allowed such longer period, but only if cure is begun and diligently pursued within such thirty (30) day period and such delay does not cause increased risk of damage to person or property), or

(b)  if two (2) or more notices under clause (a) hereof are given in any twelve month period (failure to pay Rent or any other sum for more than five (5) Business Days after the particular due date shall have the same effect under this clause (b) as such a notice), or

(c)  if the leasehold hereby created shall be taken on execution, or by other process of law, or if any assignment shall be made of Tenant's property or the property of any guarantor of Tenant's obligations hereunder ("Guarantor") for the benefit of creditors, or

(d)  if a receiver, guardian, conservator, trustee in bankruptcy or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant's or the Guarantor's property and such appointment is not discharged within sixty (60) days thereafter or if a petition including, without limitation, a petition for reorganization or arrangement is filed by Tenant or the Guarantor under any bankruptcy law or is filed against Tenant or the Guarantor and, in the case of a filing against Tenant only, the same shall not be dismissed within sixty (60) days from the date upon which it is filed, or

(e)  if there is a default by Tenant beyond applicable notice and cure periods under the 601 Lease,

then, and in any of said cases, Landlord may, immediately or at any time thereafter, elect to terminate this Lease by notice of termination, by entry, or by any other means available under law and may recover possession of the Premises as provided herein.

Upon termination by notice, by entry, or by any other means available under law, Landlord shall be entitled immediately, in the case of termination by notice or entry, and otherwise in accordance with the provisions of law to recover possession of the Premises from Tenant and those claiming through or under the Tenant. Such termination of this Lease and repossession of the Premises shall be without prejudice to any remedies which Landlord might otherwise have for arrears of Rent or for a prior breach, violation or default of the provisions of this Lease.

Tenant waives any statutory notice to quit and equitable rights in the nature of further cure or redemption, and Tenant agrees that upon Landlord's termination of this Lease Landlord shall be entitled to re-entry and possession in accordance with the terms hereof. Landlord may, without notice, store Tenant's personal property (and those of any person claiming under Tenant) at the expense and risk of Tenant or, if Landlord so elects, Landlord may sell such personal property in accordance with Section 5.11 and apply the net proceeds to the earliest of installments of Rent or other charges owing Landlord. LANDLORD AND TENANT WAIVE TRIAL BY JURY IN ANY ACTION TO WHICH THEY ARE PARTIES. Tenant further agrees that it shall not interpose any counterclaim (other than a mandatory counterclaim which would otherwise be waived) or set-off in any summary proceeding or in any action based in whole or in part on non-payment of Rent. Nothing herein shall preclude Tenant from asserting a right to abatement under the express terms of this Lease as a defense to a claim of default by Landlord for non-payment of Rent.

7.2 REIMBURSEMENT OF LANDLORD'S EXPENSES

In the case of termination of this Lease pursuant to Section 7.1, Tenant shall reimburse Landlord for all expenses arising out of such termination, including without limitation, all costs incurred in collecting amounts due from Tenant under this Lease (including attorneys' fees, costs of litigation and the like); all expenses incurred by Landlord in attempting to relet the Premises or parts thereof (including advertisements, brokerage commissions, Tenant's allowances, costs of preparing space, maintaining or preserving the Premises after Tenant default, and the like); and all Landlord's other reasonable expenditures necessitated by the termination.  The reimbursement from Tenant shall be due and payable immediately from time to time upon notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after the termination. The provisions of this Section 7.2 shall survive the expiration or earlier termination of this Lease.

7.3 DAMAGES

In the event of the termination of this Lease by Landlord, Landlord may elect by written notice to Tenant within one year following such termination to be indemnified for loss of Rent by a lump sum payment representing the then present value of the amount of Rent which would have been paid in accordance with this Lease for the remainder of the Term minus the then present value of the aggregate fair market rent and Additional Rent payable for the Premises for the remainder of the Term (if less than the Rent payable hereunder), estimated as of the date of the termination, and taking into account reasonable projections of vacancy and tune required to re-lease the Premises. (For the purposes of calculating the Rent which would have been paid hereunder for the lump sum payment calculation described herein, the last full year's Additional Rent under Section 2.6 is to be deemed constant for each year thereafter. The then-current yield on US Treasury Bonds with a ten (10) year maturity shall be used in calculating present values.) Should the parties be unable to agree on a fair market rent, the matter shall be submitted, upon the demand of either party, to the Boston, Massachusetts office of the American Arbitration Association, with a request for arbitration in accordance with the rules of the Association by a single arbitrator who shall be an MAI appraiser with at least ten years experience as an appraiser of major office buildings in the Greater Boston area. The parties agree that a decision of the arbitrator shall be conclusive and binding upon them. Should Landlord fail to make the election provided for in this Section 7.3, Tenant shall indemnify Landlord for the loss of Rent by a payment at the end of each month which would have been included in the Term, representing the difference between the Rent which would have been paid in accordance with this Lease (Annual Fixed Rent under Section 2.5, and Additional Rent which would have been payable under Section 2.6 to be ascertained monthly) and the Rent actually derived from the Premises by Landlord for such month (the amount of Rent deemed derived shall be the actual amount less any portion thereof attributable to Landlord's reletting expenses described in Section 7.2 which have not been reimbursed by Tenant thereunder).

All rights and remedies of Landlord under this Section 7.3 and elsewhere in this Lease shall be distinct, separate and cumulative, and none shall exclude any other right or remedy of Landlord set forth in this Lease or allowed by law or in equity. Tenant's obligations under this Section 7.3 shall survive the expiration or earlier termination of the Term.

7.4 MITIGATION

In the event the Lease is terminated pursuant to Section 7.1 and Tenant vacates the Premises, Landlord shall, subject to the provisions of this Section 7.4, use reasonable efforts to relet the Premises and collect the sums due to Landlord as a result of such reletting; provided, however, that any obligation imposed by law upon Landlord to relet the Premises shall be subject to the reasonable requirements of Landlord and its affiliates to lease other available space in the Complex prior to reletting the Premises, to high quality tenants, and to lease the Building in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like.

7.5 CLAIMS IN BANKRUPTCY

Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization, by reason of the termination, an amount equal to the maximum allowed by a statute or law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater to, equal to, or less than the amount of the loss or damage which Landlord has suffered.

7.6 INTEREST ON UNPAID AMOUNTS

If any payment of Annual Fixed Rent, Additional Rent, or other payment due from Tenant to Landlord is not paid when due, then without notice and in addition to all other remedies hereunder, Tenant shall pay to Landlord interest on such unpaid amount equal to    of the amount in question for each month and for each part thereof during which said delinquency continues; provided, however, in no event shall such interest exceed the maximum amount permitted to be charged by applicable law.

7.7 LATE FEE

If any payment of Annual Fixed Rent, Additional Rent, or other payment due from Tenant to Landlord is not paid when due, then Landlord may, at its option, in addition to all other remedies hereunder, impose a late charge on Tenant equal to    of the amount in question, which late charge will be due within five (5) Business Days after notice as Additional Rent.

7.8 VACANCY DURING LAST TWO MONTHS

If Tenant vacates substantially all of the Premises (or substantially all of any major portion of the Premises, including a floor thereof) at any time within the last two (2) months of the Term, Landlord at its sole risk may enter the Premises (or such portion) and commence demolition work or construction of leasehold improvements for future tenants and the amount of

Rent due from and after such entry shall be reduced by one-half. The exercise of such right by Landlord will not affect Tenant's obligations to pay Annual Fixed Rent or Additional Rent with respect to the Premises (or such portion), which obligations shall continue without abatement until the end of the Term. If Landlord elects to enter the Premises for these purposes, Landlord shall indemnify Tenant against personal injury or property damage arising from its activities and shall provide insurance coverages for such injury or damage reasonably acceptable to Tenant, with Tenant named as an additional insured.

7.9 WAIVER OF TRIAL BY JURY

LANDLORD AND TENANT AGREE THAT TO EXTENT PERMITTED BY LAW, EACH SHALL AND HEREBY DOES WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES AND/OR EMERGENCY OR STATUTORY REMEDY.

ARTICLE VIII

MISCELLANEOUS

8.1 HOLDOVER

If Tenant remains in the Premises after the termination or expiration of the Term, such holding over shall be as a tenant at sufferance at a rent equal to (x) for the first ninety (90) days after the termination or expiration of the Term, one and one-half times the Annual Fixed Rent due hereunder for the last month of the Term and (y) thereafter the greater of (i) one and one-half times the Annual Fixed Rent due hereunder for the last month of the Term and (ii) the fair market rent for the Premises, and otherwise subject to all the covenants and conditions (including obligations to pay Additional Rent under Section 2.6) of this Lease. Notwithstanding the foregoing, if Landlord desires to regain possession of the Premises after the termination or expiration hereof, Landlord may, at its option, re-enter and take possession of the Premises or any part thereof at any time thereafter or by any legal process in force in the state in which the Premises are located. If the Tenant renegotiates a new term with the Landlord of this Lease whether in the Premises or at another location in the Building within 120 days after the expiration of this Lease, all rents in excess of the new rate, paid during the hold over period, will be applied as a credit to the new lease.

Notwithstanding the establishment of any tenancy at sufferance following the expiration or earlier termination of the Term, if Tenant fails promptly to vacate the Premises upon the expiration or earlier termination of the Term, and such failure continues for thirty (30) days after notice from Landlord to Tenant to vacate the Premises, Tenant shall save Landlord harmless, indemnify and defend Landlord against any claim, loss, cost or expense (including reasonable attorneys' fees by counsel of Landlord's choice and consequential damages) arising out of Tenant's failure promptly to vacate the Premises (or any portion thereof) prior to the expiration of such thirty (30) day period.

8.2 ESTOPPEL CERTIFICATES

At either party's request, from time to time, the other party agrees to execute and deliver to the requesting party within ten (10) days after delivery of such request, a certificate which acknowledges the dates on which the Term begins and ends, tenancy and possession of the Premises and recites such other facts concerning any provision of the Lease or payments made under the Lease which the requesting party or a mortgagee or lender or a purchaser or prospective purchaser of the Building or any interest therein or any other party may from time to time reasonably request. Tenant acknowledges that the execution and delivery of such certificates in connection with a financing or sale in a prompt manner constitute requirements of Landlord's financing and/or property dispositions. Without limitation of the foregoing, Tenant agrees to execute whatever other instruments may be reasonably required by the first mortgagee or junior mortgagee to acknowledge such tenancy in recordable form, within ten (10) days after Landlord's request, correcting as appropriate any representations which are not then correct.

8.3 NOTICE

Any notice, approval, consent and other like communication hereunder from Landlord to Tenant or from Tenant to Landlord shall be effective only if given in writing and shall be deemed duly delivered if (i) hand delivered, (ii) mailed by prepaid certified or registered mail, return receipt requested, or (iii) delivered by a national overnight delivery service, receipt confirmed. if requested, Tenant shall send copies of all such notices in like manner to Landlord's mortgagees and any other persons having an interest in the Premises and designated by Landlord. Any notice so addressed shall be deemed duly delivered on the third Business Day following the day of mailing if so mailed by registered or certified mail, return receipt requested, whether or not accepted, or on the date of delivery if hand delivered or sent by overnight delivery service. Communications to Tenant shall be addressed to Tenant's Authorized Representative at the Address of Tenant set forth in Section 1.1. Communications to Landlord shall be addressed to the Landlord's Address, and a copy of all notices shall be sent to Landlord's attorneys, Chief Legal Officer, Hobbs Brook Management LLC, 225 Wyman Street, Waltham, Massachusetts 02451-1209 and Richard D. Rudman, Esq., DLA Piper LLP (US), 33 Arch Street, 26th Floor, Boston, Massachusetts 02110. Either party may from time to time designate other addresses within the continental United States by notice to the other.

8.4 LANDLORD'S RIGHT TO CURE

At any time and without notice, Landlord may, but need not, cure any failure by Tenant to perform its obligations under this Lease. Whenever Landlord chooses to do so, Tenant shall pay all costs and expenses incurred by Landlord in curing any such failure, including, without limitation, reasonable attorneys' fees together with an administrative charge equal to   of such costs and expenses and interest as provided in Section 7.6.

8.5 SUCCESSORS AND ASSIGNS

This Lease and the covenants and conditions herein contained shall inure to the benefit of and be binding upon Landlord, its successors and assigns, and shall be binding upon Tenant, its successors and assigns, and shall inure to the benefit of Tenant and only such Transferees of

Tenant as are permitted hereunder. The term "Landlord" means the original Landlord named herein, its successors and assigns. The term "Tenant" means the original Tenant named herein and its permitted successors and assigns.

8.6 BROKERAGE

Each party warrants that it has had no dealings with any broker or agent in connection with this Lease or any other space in the Building or office park of which the Building is a part, except for any brokers designated in Section 1.1. Each party covenants to pay, hold harmless, indemnify and defend the other from and against any and all claims, costs, expense or liability (including reasonable attorneys' fees for any compensation, commissions and charges claimed by any broker or agent other than any such broker designated in Section 1.1 with respect to this Lease or the negotiation thereof arising from a breach of the foregoing warranty. Landlord shall be responsible for payment of any brokerage commission to any broker designated in Section1.1.

8.7 WAIVER

The failure of Landlord or of Tenant to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Lease, or, with respect to such failure of Landlord, any of the Rules and Regulations referred to in Section 5.4, whether heretofore or hereafter adopted by Landlord, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the effect of an original violation, nor shall the failure of Landlord to enforce any of said Rules and Regulations against any other tenant of the Building be deemed a waiver of any such Rules or Regulations. The receipt by Landlord of Annual Fixed Rent or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.8 ACCORD AND SATISFACTION

No acceptance by Landlord of a lesser sum than the Annual Fixed Rent and Additional Rent then due shall be deemed to be other than on account of the earliest installment of such Rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy provided in this Lease. The delivery of keys to Landlord shall not operate as a termination of this Lease or a surrender of the Premises.

8.9 REMEDIES CUMULATIVE

The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants or conditions of this Lease or to a decree compelling specific performance of any such covenants or conditions.

8.10 PARTIAL INVALIDITY

If any term of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.

8.11 WAIVERS OF LIABILITY AND SUBROGATION

Any property or casualty insurance carried by either party with respect to the Premises, the Building, or property therein or occurrences thereon shall, include a clause or endorsement denying to the insurer rights of subrogation and/or recovery against the other party for any injury or loss due to hazards which are the subject of insurance under the Lease. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for injury or loss due to hazards which are the subject of insurance under the Lease regardless of the fault or negligence of the other party or persons claiming by, through, or under that party. Each party shall be responsible, regardless of the fault of the other, for any deductible, co-insurance or self-insurance with respect to the property or casualty coverage maintained by that party except as provided in Section 2.6.3 and Section 6.1. Insomuch as said waivers will preclude the assignment of any aforesaid claim by way of subrogation (or otherwise) to an insurance company (or any other person) each party agrees, if not previously arranged with its insurance company, immediately to give to each insurance company which has issued to it policies of property insurance for injury or loss due to hazards required to be covered under the Lease written notice of the terms of said mutual waivers, and to have such insurance policies properly endorsed, if necessary to prevent the invalidation of said insurance coverage by-reason of said waivers. The mutual waivers of liability and subrogation contained in this Section8.11 shall override any inconsistent provision of this Lease. For the purposes of this Section 8.11, "Landlord" or "Tenant" shall include the respective mortgagees, agents, employees, managers and/or management companies, officers, directors, attorneys, trustees, and independent contractors.

8.12 ENTIRE AGREEMENT

This Lease contains all of the agreements between Landlord and Tenant with respect to the Premises and supersedes all prior writings and dealings between them with respect thereto.

8.13 NO AGREEMENT UNTIL SIGNED

The submission of this Lease or a summary of some or all of its provisions for examination does not constitute a reservation of or option for the Premises or an offer to lease and no legal obligations shall arise with respect to the Premises or other matters herein until this Lease is executed and delivered by Landlord and Tenant.

8.14 TENANT'S AUTHORIZED REPRESENTATIVE

Tenant designates the person named from time to time as Tenant's Authorized Representative to take all acts of Tenant hereunder. Landlord may rely on the acts of such Authorized Representative without further inquiry or evidence of authority. Tenant's Authorized Representative shall be the person so designated in Section 1.1 and such successors as may be named from time to time by the then current Tenant's Authorized Representative or by Tenant's president, vice president, secretary or general counsel.

8.15 NOTICE OF LEASE

Landlord and Tenant agree not to record this Lease. If appropriate, both parties will, at the request of either, execute, acknowledge and deliver a Notice of Lease and a Notice of Termination of Lease Term, each in recordable form. Such notices shall contain only the information required by law for recording. Tenant hereby irrevocably appoints Landlord as Tenant's attorney-in-fact (which appointment shall survive the expiration of the Term or earlier termination of the Term) with full power of substitution to execute, acknowledge and deliver a notice of termination of lease on Tenant's name if Tenant fails to do so within ten (10) days after request therefor.

8.16 TENANT AS BUSINESS ENTITY

Tenant warrants and represents that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Tenant has the authority to own its property and to carry on its business as contemplated under this Lease; (c) to the best of its knowledge, Tenant is in compliance in all material respects with all laws and orders of public authorities applicable to Tenant; (d) Tenant has duly executed and delivered this lease; (e) the execution, delivery and performance by Tenant of this Lease (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Tenant's property, except by the provisions of this Lease; and (0 the Lease is a valid and binding obligation of Tenant in accordance with its terms. Tenant agrees that breach of the foregoing warranty and representation shall at Landlord's election be a default under this Lease for which there shall be no cure. This warranty and representation shall survive the expiration or earlier termination of the Term.

8.17 RELOCATION

If at any time during the Term the Rentable Floor Area of the Premises contains less than   square feet, Landlord reserves the right to move Tenant, and if Landlord so requests, Tenant shall vacate the Premises and relinquish its right with respect to the same, provided that Landlord gives Tenant not less than six (6) months prior written notice of such a move, and so long as Landlord provides to Tenant space with within the Complex. Such space shall be reasonably comparable in size, layout, finish and utility to the existing Premises, and further provided that Landlord shall, at its sole cost and expense, move Tenant and its removable property from the Premises to such new space in such a manner as will minimize, to the greatest extent practicable, undue interference with the business operations of Tenant. Landlord agrees to pay for all verified reasonable direct costs actually incurred solely due to any such relocation, including without limitation the costs of relocating furniture, files and equipment, telephone installation, computer wiring and cabling, and reasonable costs of new stationery and business cards. Any such space shall from and after such relocation be treated as the Premises demised under this Lease, and shall be occupied by Tenant under the same terms.

8.18 FINANCIAL STATEMENTS

Upon Landlord's reasonable request, Tenant shall promptly furnish to Landlord financial statements or such other documentation evidencing, to the reasonable satisfaction of Landlord, the financial condition of Tenant. Unless public by other means, Landlord will maintain confidential such statements and/or documentation, except as required by applicable law or court order; however Landlord may provide such statements to Landlord's prospective and actual lenders and purchasers, and its and their accountants, attorneys and partners, as long as Landlord advises the recipients of the existence of Landlord's confidentiality obligation.

8.19 MISCELLANEOUS PROVISIONS

This Lease may be executed in counterparts and shall constitute the agreement of Landlord and Tenant whether or not their signatures appear in a single copy hereof. This Lease shall be construed as a sealed instrument and shall be governed exclusively by the provisions hereof and by the laws of The Commonwealth of Massachusetts as the same may from time to time exist. The titles are for convenience only and shall not be considered a part of the Lease. Where the phrases "persons acting under Tenant" or "persons claiming under Tenant" or similar phrases are used, the persons included shall be all employees, agents, independent contractors and invitees of Tenant or of any Transferee of Tenant. The enumeration of specific examples of or inclusions in a general provision shall not be construed as a limitation of the general provision. If Tenant is granted any extension option, expansion option or other right or option, the exercise of such right or option (and notice thereof) must be unconditional to be effective, time always being of the essence to the exercise of such right or option; and if Tenant purports to condition the exercise of any option or to vary its terms in any manner, then the option granted shall be void and the purported exercise shall be ineffective. Unless otherwise stated herein, any consent or approval required hereunder may be given or withheld in the sole absolute discretion of the party whose consent or approval is required. Nothing herein shall be construed as creating the relationship between Landlord and Tenant of principal and agent, or of partners or joint venturers or any relationship other than landlord and tenant. This Lease and all consents, notices, approvals and all other documents relating hereto may be reproduced by any party by photographic, microfilm, microfiche or other reproduction process and the originals thereof may be destroyed; and each party agrees that any reproductions shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not reproduction was made in the regular course of business) and that any further reproduction of such reproduction shall likewise be admissible in evidence. This Lease may be amended only by a writing signed by all of the parties hereto. Any reference in this Lease to the time for the performance of obligations or elapsed time shall mean consecutive calendar days, months, or years as applicable. "Business Day" shall mean any day of the week other than Saturday, Sunday, or a day on which banking institutions in Boston, Massachusetts are obligated or authorized by law or executive action to be closed to the transaction of normal banking business. In the event the time for performance of any obligation hereunder expires on any day other than a Business Day the time for performance shall be extended to the next Business Day. Upon request by Landlord, Tenant agrees to execute a confirmation of lease commencement in the form attached as Exhibit D.

ARTICLE IX

LANDLORD'S LIABILITY AND ASSIGNMENT FOR FINANCING

9.1 LANDLORD'S LIABILITY

Tenant agrees to look only to Landlord's interest in the Land and Building (and to the proceeds of any available insurance) for satisfaction of any claim against Landlord hereunder or under any other instrument related to the Lease (including any separate agreements among the parties and any notices or certificates delivered by Landlord) and not to any other property or assets of Landlord. If Landlord from time to time transfers its interest in the Land and Building (or part thereof which includes the Premises), then from and after each such transfer Tenant shall look solely to the interests in the Land and Building of each of Landlord's transferees for the performance of all of the obligations of Landlord hereunder (or under any related instrument). The obligations of Landlord shall not be binding on any partners, mortgagees, members, managers, directors, officers, trustees, or beneficiaries of Landlord or of any successor, individually, but only upon Landlord's or such successor's interest described above.

Except for the negligence or willful misconduct of Landlord or any of the Indemnitees (as such term is defined in Section 5.6.1) and any liability of Landlord without fault under Sections 4.3.3 or 5.2 of this Lease, Landlord shall not be liable to Tenant and Tenant hereby waives all claims against Landlord for any injury or damage to any person or property whatsoever. In no event shall Landlord ever be liable for any indirect or consequential damages. Except for liability under Sections 5.2 and 8.1of this Lease, in no event shall Tenant be liable for any indirect or consequential damages. It is expressly agreed by Landlord and Tenant that business interruption costs and expenses are indirect and consequential damages under the terms of this Lease.

9.2 ASSIGNMENT OF RENTS

If, at any time and from time to time, Landlord assigns this Lease or the Rents payable hereunder to the holder of any mortgage on the Building, or to any other party for the purpose of securing financing (the holder of any such mortgage and any other such financing party are referred to herein as the "Financing Party"), whether such assignment is conditional in nature or otherwise, the following provisions shall apply:

(a)  Such assignment to the Financing Party shall not be deemed an assumption by the Financing Party of any obligations of Landlord hereunder unless such Financing Party shall, by written notice to Tenant, specifically otherwise elect;

(b)  Except as provided in Section 9.2(a) above and Section 9.2(c) below, the Financing Party shall be treated as having assumed Landlord's obligations hereunder (subject to Section 9.1) only upon foreclosure of its mortgage (or voluntary conveyance by deed in lieu thereof) and the taking of possession of the Premises from and after foreclosure;

(c)  Subject to Section 9.1, the Financing Party shall be responsible for only such breaches under the Lease by Landlord which occur during the period of ownership by the Financing Party after such foreclosure (or voluntary conveyance by deed in lieu thereof) and taking of possession, as aforesaid; provided, however, that nothing contained herein shall be deemed to restrict the right of Tenant to pursue all applicable remedies, including, if necessary, the termination of this Lease, if a default of a continuing nature (for example, an unrepaired defect in the roof or HVAC system) is not cured after notice and a reasonable opportunity to cure the default; and

(d)  In the event Tenant alleges that Landlord is in default under any of Landlord's obligations under this Lease, Tenant agrees to give any Financing Party, by registered mail, a copy of any notice of default which is served upon the Landlord, provided that prior to such notice, Tenant has been notified, in writing, (whether by way of notice of an assignment of lease, request to execute an estoppel letter, or otherwise) of the address of such Financing Party. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided by law or such additional time as may be provided in such notice to Landlord, such Financing Party shall have sixty (60) days after the last date on which Landlord could have cured such default within which such Financing Party will be permitted to cure such default. If such default cannot be cured within such sixty (60) day period, then such Financing Party shall have such additional time as may be necessary to cure such default, if within such sixty (60) day period such Financing Party has commenced and is diligently pursuing the remedies necessary to effect such cure (including, but not limited to, commencement of foreclosure proceedings, if necessary, to effect such cure), in which event Tenant shall have no right with respect to such default while such remedies are being diligently pursued by such Financing Party.

In all events, any liability of a Financing Party shall be limited to the interest of such Financing Party in the Land and Building, and in no event shall a Financing Party ever be liable for any indirect or consequential damages.

Tenant hereby agrees to enter into such agreements or instruments as may be requested from time to time in confirmation of the foregoing.

ARTICLE X

SUBORDINATION AND NON-DISTURBANCE

This Lease shall be subject and subordinate to any first mortgage and to any junior mortgage that has been approved by the first mortgagee that may now or hereafter be placed upon the Building and/or the Land and to any and all advances to be made under such mortgages and to the interest thereon, and all renewals, extensions and consolidations thereof, provided that the mortgagee agrees not to disturb Tenant's right of possession or its other rights under this Lease (so long as Tenant is not in default hereunder beyond any applicable notice or cure period)

in accordance with a Subordination and Non-Disturbance Agreement in the mortgagee's standard form (provided that such form is commercially reasonable). Any mortgagee may elect to give this Lease priority to its mortgage, except that the Lease shall not have priority to (i) the prior right, claim and lien of such mortgagees in, to and upon any insurance proceeds and the disposition thereof under the mortgage; (ii) the prior right, claim and lien of such mortgagees in, to and upon any award or compensation heretofore or hereafter to be made for any taking by eminent domain of any part of the Premises, and to the right of disposition thereof under the mortgage; and (iii) any lien, right, power or interest, if any, which may have arisen or intervened in the period between the recording of the mortgages and the execution of this Lease, or any lien or judgment which may arise any time under the terms of this Lease. In the event of such election and upon notification by such mortgagee, this Lease shall be deemed prior in lien to the said mortgage. This Article X shall be self-operative, but in confirmation thereof, Tenant shall execute and deliver a Subordination and Non-Disturbance Agreement in the mortgagee's standard form (provided that such form is commercially reasonable) or whatever other instruments may be reasonably required by the first mortgagee or junior mortgagee to acknowledge such subordination or priority in a recordable form. Any mortgagee's standard processing fee and any Landlord's reasonable attorneys' fees associated with the execution of the Subordination and Non-Disturbance Agreement shall be payable as Additional Rent.

Landlord represents that as of the date of this Lease, Landlord is the fee owner of the Building and Land and there is no mortgage encumbering the Building and/or Land.

ARTICLE XI

 CONNECTOR

To the extent permitted by applicable law and all public and private requirements applicable to the Land and/or Building, if Tenant leases and occupies 55,243 or more square feet of Rentable Floor Area in the Building, Tenant may construct at its sole cost and expense (including, without limitation, any and all permitting, design and construction costs) a covered walkway (the "Connector") between the Building and the 601 Building, subject to Landlord's prior written approval, which shall not be unreasonably withheld, conditioned or delayed, of the design, building materials and location of the Connector and subject to compliance with the terms and provisions of this Lease (including without limitation Section 5.10), with the building code, zoning code, and with all other applicable laws and public and private requirements applicable to the Landlord and/or the Building. Tenant shall not undertake any permitting efforts or commence construction without Landlord's prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Landlord shall not be obligated to incur any costs, undertake any legal action, or seek, or consent to, any change in law or public or private requirements applicable to the Land and/or the Building in connection with Tenant's design and construction of the Connector. The Connector shall be the property of Landlord, and shall constitute a part of the common areas and facilities under this Lease, and may be available for use by other tenants of the 601 Building and the Building. Notwithstanding the foregoing, Tenant shall pay to Landlord all of the costs to clean, maintain and repair the Connector as and when invoiced by Landlord.

ARTICLE XII

ROOF SPACE

12.1 GPS ANTENNA

12.1.1 Effective as of the Term Commencement Date, Landlord agrees to grant to Tenant a license to use a portion of the roof of the Building and enjoy 24-hour access thereto (the "Rooftop License") at a technologically sufficient location to be proposed by Tenant and approved by Landlord (which approval shall not be unreasonably withheld or delayed provided the installation of the GPS Antenna in the location proposed by Tenant does not materially and adversely affect (i) the structural integrity of the Building or (ii) any electrical, mechanical, or other system of the Building) consisting of approximately no more than thirty (30) square horizontal feet (the "Rooftop Installation Area"), with any guide wires to be located therein or within the immediate vicinity. The Rooftop Installation Area is to be used by Tenant solely for the installation, operation, maintenance, repair and replacement during the Term of this Lease of a GPS antenna eighteen (18") inches in diameter and other related communications equipment, including one two-inch (2") conduit connecting the antenna to the Premises, to be located in a vertical chase mutually designated by Landlord and Tenant (collectively, the "GPS Antenna") and for Tenant's Supplemental AC System as Landlord approves in advance in writing, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant's installation and operation of the GPS Antenna and of Tenant's Supplemental AC System and its obligations with respect thereto shall be all in accordance with the terms, provisions, conditions and agreements contained in this Lease.

12.1.2 Tenant shall install the GPS Antenna and Tenant's Supplemental AC System, provided Tenant elects to install the Tenant's Supplemental AC System, in the Rooftop Installation Area at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate and in accordance with all of the applicable provisions of this Lease. Landlord shall not be obligated to perform any work or incur any expense to prepare the Rooftop Installation Area for Tenant's use thereof.

12.1.3 Tenant shall not install or operate the GPS Antenna or Tenant's Supplemental AC System until it receives prior written approval from Landlord, which approval Landlord agrees shall not be unreasonably withheld, conditioned, or delayed provided, and on the condition that Tenant complies with all of the requirements of this Lease (including, without limitation, this Article XII). Prior to commencing such installation, Tenant shall provide Landlord with (i) copies of all required permits, licenses and authorizations which Tenant will obtain at its own expense and which Tenant will maintain at all times during the operation of the GPS Antenna and Tenant's Supplemental AC System, if applicable; and (ii) a certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance reasonably required by Landlord for the installation and operation of the GPS Antenna and Tenant's Supplemental AC System, if applicable. Landlord may withhold approval if the installation or operation of the GPS Antenna or the Tenant's Supplemental AC System reasonably would be expected to damage the structural integrity of the Building.

12.1.4 Tenant covenants that (i) Tenant shall repair any damage to the roof of the Building caused by the installation or operation of the GPS Antenna and Tenant's Supplemental AC System, if applicable, (ii) the installation and operation of the GPS Antenna on the roof shall not cause interference with any telecommunications, mechanical or other systems either located or servicing the Building (whether belonging to or utilized by Landlord or any other tenant or occupant of the Building) or located at or servicing any building, premises or location in the vicinity of the Building, except to the extent permissible under applicable F.C.C. regulations and (iii) the installation, existence, maintenance and operation of the GPS Antenna and Tenant's Supplemental AC System, if applicable, shall not constitute a violation of any applicable laws, ordinances, rules, order, regulations, etc., of any Federal, State, or municipal authorities having jurisdiction thereover, or constitute a nuisance or interfere with the use and enjoyment of the premises of any other tenant in the Building.

12.1.5 The term of the Rooftop License shall be deemed to commence on the Term Commencement Date and expire on the expiration or earlier termination of the Term of this Lease.

12.1.6 Tenant shall pay to Landlord as Additional Rent (the "GPS Rent"), all applicable taxes or governmental charges, fees, or impositions imposed upon Landlord and arising out of Tenant's use of the Rooftop Installation Area, and the amount, if any, by which Landlord's insurance premiums increase as a result of the installation of the GPS Antenna and Tenant's Supplemental AC System, if applicable.

12.1.7 Tenant covenants and agrees that the installation, operation and removal of the GPS Antenna and Tenant's Supplemental AC System, if applicable, will be at its sole risk. Tenant agrees to indemnify and defend Landlord and all other Indemnitees (as defined in Section  5.6.1) against all claims, actions, actual and punitive damages, liabilities and expenses including reasonable attorney's fees by counsel of Landlord's choice incurred in connection with the loss of life, personal injury, damage to property or business or any other loss or injury or as a result of any litigation arising out of the installation, use, operation, or removal of the GPS Antenna or Tenant's Supplemental AC System, if applicable, by Tenant or its transferee, including any liability arising out of Tenant's violation of its obligations under Section 12.1.4 (except if such liability is caused by the gross negligence or willful misconduct of Landlord or its employees, agents, or contractors). Landlord assumes no responsibility for interference in the operation of the GPS Antenna caused by other tenants' telecommunications equipment, or for interference in the operation of other tenants' telecommunications equipment caused by the GPS Antenna.

12.1.8 Within fifteen (15) days following the expiration or earlier termination of this Lease or the permanent termination of the operation of the GPS Antenna by Tenant, Tenant shall, at its sole cost and expense, (i) remove the GPS Antenna from the Rooftop Installation Area and the Building in accordance with the terms hereof, (ii) leave the Rooftop Installation Area in good order and repair, reasonable wear and tear excepted and (iii) pay all amounts due and owing with respect to the Rooftop License up to the date of the termination thereof. Notwithstanding anything herein to the contrary, Tenant shall not be obligated to remove Tenant's Supplemental AC System at the expiration or earlier termination of the Term, except if Tenant's Supplemental AC System is not in good working order at the time of such expiration or earlier termination or at the time Tenant terminates operation of Tenant's Supplemental AC

System, after which Tenant shall be obligated to remove Tenant's Supplemental AC System and comply with the requirements of the preceding sentence. If Tenant does not remove the GPS Antenna or Tenant's Supplemental AC System, if applicable, when so required, the GPS Antenna or Tenant's Supplemental AC System, if applicable, shall become Landlord's property and, at Landlord's election, Landlord may remove and dispose of the GPS Antenna or Tenant's Supplemental AC System, if applicable, and charge Tenant for all costs and expenses incurred as Additional Rent. Notwithstanding that Tenant's use of the Rooftop Installation Area shall be subject at all times to and shall be in accordance with the terms, covenants, conditions and agreements contained in this Lease, the Rooftop Installation Area shall not be deemed part of the Premises. All Tenant obligations under this Article XII shall survive the expiration of the Term of this Lease.

ARTICLE XIII

BACK-UP GENERATOR

13.1 BACK-UP GENERATOR.

13.1.1 Effective as of the Term Commencement Date, Landlord agrees to grant to Tenant a license to use a portion of the ground near the Building and enjoy 24-hour access thereto (the "Ground License") at a technologically sufficient location designated by Landlord in its sole discretion (the "Ground Installation Area"). The Ground Installation Area is to be used by Tenant solely for the installation, operation, maintenance, repair and replacement during the Term of this Lease of a back-up ground level generator and related fuel supply and infrastructure comparable to Landlord's existing 850KVA facility, to support Tenant's data center and other Tenant critical facilities and equipment (the "Generator"). Tenant's installation and operation of the Generator and its obligations with respect thereto shall be all in accordance with the terms, provisions, conditions and agreements contained in this Lease.

13.1.2 Tenant shall install the Generator in the Ground Installation Area at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate and in accordance with all of the applicable provisions of this Lease (including, without limitation, Section 3.3). Landlord shall not be obligated to perform any work or incur any expense to prepare the Ground Installation Area for Tenant's use thereof.

13.1.3 Tenant shall not install or operate the Generator until it receives prior written approval from Landlord, which approval Landlord agrees shall not be unreasonably withheld, conditioned, or delayed (except as set forth in Section 13.1.1),provided, and on the condition that Tenant complies with all of the requirements of this Lease (including, without limitation, Section 3.3 and this Article XIII). Prior to commencing such installation, Tenant shall provide Landlord with (i) copies of all required permits, licenses and authorizations which Tenant will obtain at its own expense and which Tenant will maintain at all times during the operation of the Generator; and (ii) a certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance reasonably required by Landlord for the installation and operation of the Generator. Landlord may withhold approval if the installation or operation of the Generator reasonably would be expected to damage the structural integrity of the Building. Tenant agrees to reimburse Landlord for reasonable expenses incurred in connection with the review and approval of Tenant's plans showing the proposed installation of the Generator.

13.1.4 Tenant covenants that (i) Tenant shall repair any damage to the Land or Building caused by the installation or operation of the Generator, (ii) the installation and operation of the Generator on the ground shall not cause interference with any telecommunications, mechanical or other systems either located or servicing the Building (whether belonging to or utilized by Landlord or any other tenant or occupant of the Building) or located at or servicing any building, premises or location in the vicinity of the Building, and (iii) the installation, existence, maintenance and operation of the Generator shall not constitute a violation of any applicable laws, ordinances, rules, order, regulations, etc., of any Federal, State, or municipal authorities having jurisdiction thereover, or constitute a nuisance or interfere with the use and enjoyment of the premises of any other tenant in the Building.

13.1.5 The term of the Ground License shall be deemed to commence on the Term Commencement Date and expire on the expiration or earlier termination of the Term of this Lease.

13.1.6 Tenant shall pay to Landlord as Additional Rent (the "Generator Rent"), all applicable taxes or governmental charges, fees, or impositions imposed upon Landlord (excluding Taxes) and arising out of Tenant's use of the Ground Installation Area, and the amount, if any, by which Landlord's insurance premiums increase as a result of the installation of the Generator.

13.1.7 Tenant covenants and agrees that the installation, operation and removal of the Generator will be at its sole risk. Tenant agrees to indemnify and defend Landlord and all other Indemnitees (as defined in Section 5.6.1) against all claims, actions, actual and punitive damages, liabilities and expenses including reasonable attorney's fees by counsel of Landlord's choice incurred in connection with the loss of life, personal injury, damage to property or business or any other loss or injury or as a result of any litigation arising out of the installation, use, operation, or removal of the Generator by Tenant or its transferee, including any liability arising out of Tenant's violation of its obligations under Section 13.1.4 (except if such liability is caused by the gross negligence or willful misconduct of Landlord or its employees, agents, or contractors).

13.1.8 Within fifteen (15) days following the expiration or earlier termination of the Lease or the permanent termination of the operation of the Generator by Tenant, Tenant shall, at its sole cost and expense, (i) remove the Generator from the Ground Installation Area and the Building in accordance with the terms hereof, (ii) leave the Ground Installation Area in good order and repair, reasonable wear and tear excepted and (iii) pay all amounts due and owing with respect to the Ground License up to the date of the termination thereof. If Tenant does not remove the Generator when so required, at Landlord's election, Landlord may remove and dispose of the Generator and charge Tenant for all costs and expenses incurred as Additional Rent. Notwithstanding that Tenant's use of the Ground Installation Area shall be subject at all times to and shall be in accordance with the terms, covenants, conditions and agreements contained in this Lease, the Ground Installation Area shall not be deemed part of the Premises. All Tenant obligations under this Section 13.1 shall survive the Term of this Lease.

Executed to take effect as a sealed instrument.

LANDLORD:

601 EDGEWATER LLC

By: /s/ Donald G. Oldmixon
     Donald G. Oldmixon
     Manager

TENANT:

EPSILON DATA MANAGEMENT, LLC

By: /s/ Paul Dundon
Name:  Paul Dundon
Title:    CFO

Exhibit D

Epsilon Confirmation of Lease Commencement

Reference is made to the Lease dated August 16, 2011, between 601 Edgewater LLC as Landlord and Epsilon Data Management, LLC, as Tenant (the "Lease").  The terms listed below are used as defined in the Lease.

Landlord and Tenant confirm the following for the 1st floor premises:

Lease Commencement Date:September 1, 2011

Rent Commencement Date:March 1, 2012

Term Expiration Date:December 31, 2020

Executed as a Massachusetts instrument under seal as of _______.

LANDLORD:  601 EDGEWATER LLC

By:  /s/ Donald G. Oldmixon
Name:  Donald G. Oldmixon
Title:  Manager

TENANT:
EPSILON DATA MANAGEMENT, LLC

By:  /s/ Paul Dundon
Name:  Paul Dundon
Title:  CFO

Exhibit D

Epsilon Confirmation of Lease Commencement

Reference is made to the Lease dated August 16, 2011, between 601 Edgewater LLC as Landlord and Epsilon Data Management, LLC, as Tenant (the "Lease").  The terms listed below are used as defined in the Lease.

Landlord and Tenant confirm the following for the 2nd floor premises:

Lease Commencement Date:November 1, 2011

Rent Commencement Date:May 1, 2012

Term Expiration Date:December 31, 2020

Executed as a Massachusetts instrument under seal as of _______.

LANDLORD:  601 EDGEWATER LLC

By:  /s/ Donald G. Oldmixon
Name:  Donald G. Oldmixon
Title:  Manager

TENANT:
EPSILON DATA MANAGEMENT, LLC

By:  /s/ Paul Dundon
Name:  Paul Dundon
Title:  CFO